                                                                EXHIBIT(a)(1)(x)

                     Amended and Restated Offer to Purchase
         sent by the Partnership to Limited Partners on July 30, 2001.

                              Amended and Restated
                          Offer to Purchase for Cash by
                        NTS-Properties III and ORIG, LLC
                                 of up to 2,000
                          Limited Partnership Interests
                              of NTS-Properties III
                              at $285 per Interest

     THE OFFER AND  WITHDRAWAL  RIGHTS  WILL EXPIRE AT 12:00  MIDNIGHT,  EASTERN
STANDARD TIME, ON TUESDAY, SEPTEMBER 25, 2001, UNLESS THE OFFER IS EXTENDED.

     A summary of the  principal  terms of the offer appears on pages ii through
iv. You should read this entire document  carefully  before deciding  whether to tender your limited partnership interests.
     If you tender all or any portion of your  interests  you will be subject to certain risks including:

     o    The  purchase  price  may be less  than  the  fair  market  value  and liquidation value of the interests.
     o    As a result of your tender you may suffer negative tax consequences.
     o    There is a conflict of interest  between  limited  partners who tender interests in the Offer,  limited  partners who do not tender,  and the general  partner  of the  partnership  which  creates  a risk that the purchase price will be less than the fair value of the interests.

     If you  continue to hold all or any portion of your  interests  you will be subject to certain risks including:

     o    There is no developed market for the interests,  which may prevent you from being able to liquidate your investment or receive fair value for your investment.
     o    There are restrictions on your ability to transfer interests.
     o    Cash   distributions  have  been  suspended  and  may  be  permanently eliminated.
     o    The  partnership is using its cash reserves to fund its portion of the offer to  purchase,  which will reduce  existing  cash  available  for future needs and contingencies.
     o    The  partnership  may  not  be  able  to  pay  for  necessary  capital improvements to partnership properties.
     o    The offer to  purchase  may  result in  increased  voting  control  by affiliates of the partnership.
     o    The partnership has no current plans to liquidate.
     o    If tenants occupying some of the partnership's  properties  experience financial  difficulties or do not renew their leases,  this could harm the partnership's financial operations.
     o    There  are  significant   general   economic  risks   associated  with
          investments in real estate.

See "RISK FACTORS."

     Questions  and requests for  assistance  or for  additional  copies of this
Offer to Purchase,  the Letter of Transmittal or any other documents relating to this  Offer may be  directed  to NTS  Investor  Services  c/o  Gemisys  at (800)
387-7454.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE  COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES  COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR
UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY
REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

               The date of the Offer to Purchase is June 25, 2001.
    The Offer to Purchase has been amended and restated as of July 30, 2001.

                           SUMMARY TERM SHEET

o    The  Offerors.  ORIG,  LLC and  NTS-Properties  III are making  this tender offer. ORIG is a Kentucky limited liability  company,  affiliated with your general  partner and NTS-  Properties  III, that regularly  engages in real estate-related activities including acquiring,  developing,  renovating and rehabilitating, financing and divesting properties. NTS-Properties III is a
     Georgia limited  partnership  that owns commercial real estate  properties.
     See Section 10 of this Offer to Purchase.

o    Our Offer.  We are  offering to  purchase up to 2,000 of the  partnership's outstanding  interests  that are not  owned by our  affiliates.  Currently, there are 12,675 outstanding  interests,  including  interests owned by our affiliates. See Introduction to this Offer to Purchase.

o    Our Offering  Price.  We will  purchase  interests in the offer in cash for
     $285 per interest. See Section 2 of this Offer to Purchase.

o    Other Parties Involved.  While we are the only parties offering to purchase your  interests,  we are affiliated  with two other parties which have made filings with the Securities and Exchange  Commission in connection with our offer. These parties are J.D. Nichols and Brian Lavin. Both Mr. Nichols and
     Mr. Lavin are executive officers of NTS Capital  Corporation,  which is the corporate general partner of your general partner,  and Mr. Nichols is also the sole  director  of NTS Capital  Corporation  and the  managing  general
     partner  of  your  general   partner.   Mr.  Nichols  and  Mr.  Lavin  have
     decision-making  authority with regard to your general partner. See Section
     11 of this Offer to Purchase.

o    Factors in Determining Our Offering Price. Your general partner  determined the offering  price in its sole  discretion.  In  determining  the offering price per interest your general partner considered, among other things, the following:

     o    The per interest price paid or offered to limited partners in previous transactions,  such as tender offers by us or third parties, secondary market  transactions  in which we  purchased  interests  from  limited partners and third party  transactions in which limited  partners sold their  interests to third  parties who are not  affiliated  with us or your general partner.  On July 18, 2001, three  third-party  offerors, who are  affiliated  with each other but are  unaffiliated  with us or your  general  partner,  offered  to  purchase  up  to  2,532  of  the partnership's  outstanding  interests at a purchase  price of $275 per interest.  That offer is scheduled  to expire on August 16,  2001.  In
          February 2000 ORIG purchased 135 interests  from two limited  partners at an  average  price of  $286.49  per  interest.  In April  2001 ORIG purchased 14 interests from two limited  partners,  who are affiliated with each other, at an average price of $270 per interest. See Section
          2 of this Offer to Purchase.

                                       ii

     o    The absence of a trading  market for the  interests.  See Section 2 of this Offer to Purchase.

o    Additional  Purchases.  If more than 2,000  interests are tendered,  we may purchase additional interests, in our sole discretion. If the offer remains oversubscribed,  we will purchase your  interests on a pro rata basis.  See
     Section 2 of this Offer to Purchase.

o    Conditions of The Offer. We are offering to purchase outstanding  interests from all limited  partners and our offer is not  generally  conditioned  on your tendering any minimum number of your interests.  We will not, however, accept your tender if, as a result of the tender,  you would continue to be a limited  partner  and would hold fewer than five  interests.  There are a number of other  conditions to our offer,  including the absence of certain changes in your  partnership  and the financial  markets and the absence of competing tender offers. See Sections 2 and 6 of this Offer to Purchase.

o    Right to Extend The Expiration Date. The offer expires  Tuesday,  September
     25, 2001 at 12:00  Midnight,  Eastern  Standard Time, but we may extend the expiration  date by providing you with a written  notice of the  extension.
     See Section 2 of this Offer to Purchase.

o    Subsequent  Offering  Period.  We do not  anticipate  having  a  subsequent offering period after the expiration date of the initial  offering  period, including any extensions. See Section 2 of this Offer to Purchase.

o    How to Tender Your Interests.  To tender your interests,  complete and sign the accompanying  letter of transmittal  included in these  materials,  and send it to NTS  Investor  Services c/o Gemisys via mail or facsimile at the address  or  facsimile  number  set forth in  Section  16 of this  Offer to
     Purchase by Tuesday, September 25, 2001 at 12:00 Midnight, Eastern Standard
     Time. See Section 3 of this Offer to Purchase.

o    Withdrawal  Rights.  If you tender you can withdraw  your  interests at any time before the expiration date,  including any extensions,  or the date we accept  interests,  whichever  is later.  See  Section  4 of this  Offer to
     Purchase.

o    How to Withdraw. To withdraw your interests, you must send a written notice of withdrawal  via mail or facsimile  which must be received,  on or before the expiration date or the date we accept tendered interests,  whichever is later by, NTS  Investor  Services  c/o Gemisys at the address or  facsimile number set forth in Section  16 of this  Offer to  Purchase.  If you file a notice of  withdrawal it must specify your name and the amount of interests that you are withdrawing. See Section 4 of this Offer to Purchase.

o    Payment For Your Interests. If you tender your interests and we accept your tender, we will pay you for those interests which we purchase with a check.
     We will  deliver  all checks by first  class  U.S.  Mail  deposited  in the mailbox within five business days after the expiration  date. See Section 5 of this Offer to Purchase.

                                       iii

o    Tax  Consequences.  Your sale of  interests in this offer will be a taxable transaction  for federal income tax purposes.  The  consequences to each of you may vary,  and you should  consult  your tax advisor to  determine  the precise tax consequences to you. See Section 12 of this Offer to Purchase.

o    Availability  of Funds.  We currently have funds  available under a line of credit that are  sufficient  to enable us to purchase all of the  interests sought in our offer. See Section 9 of this Offer to Purchase.

o    Additional Information.  If you would like any additional information about the offer, you may call 1-800-387-7454.

                                       iv

              -----------------------------------------------------

                                IMPORTANT

     IF YOU WISH TO TENDER  ALL OR ANY  PORTION  OF YOUR  INTERESTS  YOU  SHOULD
COMPLETE AND SIGN THE ENCLOSED  LETTER OF  TRANSMITTAL  IN  ACCORDANCE  WITH THE
INSTRUCTIONS  IN THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL  AND DELIVER IT
TOGETHER WITH THE  CERTIFICATE(S) OF OWNERSHIP FOR THE INTERESTS BEING TENDERED,
THE SUBSTITUTE FORM W-9 AND ANY OTHER REQUIRED DOCUMENTS TO THE PARTNERSHIP.  IF
THE  CERTIFICATE(S)  OF  OWNERSHIP  FOR THE  INTERESTS  IS (ARE)  LOST,  STOLEN,
MISPLACED OR DESTROYED,  YOU SHOULD  EXECUTE THE  AFFIDAVIT AND  INDEMNIFICATION
AGREEMENT FOR MISSING CERTIFICATE(S) OF OWNERSHIP ATTESTING TO THE FACT THAT THE
CERTIFICATE WAS LOST OR STOLEN, MISPLACED OR DESTROYED AND RETURN IT IN PLACE OF
THE  CERTIFICATE.  IF YOU HAVE  INTERESTS  REGISTERED  IN THE NAME OF A  BROKER,
DEALER,  COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE,  YOU MUST CONTACT THAT
BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF YOU DESIRE TO
TENDER THESE INTERESTS.

     IF YOU  TENDER  ALL OR ANY  PORTION OF YOUR  INTERESTS  YOU ARE  SUBJECT TO
CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     THE  OFFER IS NOT  CONDITIONED  ON THE  TENDER  OF ANY  MINIMUM  NUMBER  OF
INTERESTS;  PROVIDED, HOWEVER, WE WILL NOT ACCEPT YOUR TENDER IF, AS A RESULT OF
THE TENDER, YOU WOULD CONTINUE TO BE A LIMITED PARTNER AND WOULD HOLD FEWER THAN
5 INTERESTS.  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS,  THE ABSENCE OF
CERTAIN CONDITIONS DESCRIBED IN SECTION 6 OF THIS OFFER TO PURCHASE.

     WE ARE NOT MAKING ANY  RECOMMENDATION TO YOU REGARDING WHETHER TO TENDER OR
REFRAIN FROM TENDERING YOUR  INTERESTS.  EACH OF YOU MUST MAKE YOUR OWN DECISION
REGARDING WHETHER TO TENDER INTERESTS, AND, IF SO, HOW MANY OF YOUR INTERESTS TO
TENDER.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY  RECOMMENDATION ON OUR BEHALF
REGARDING  WHETHER YOU SHOULD TENDER OR REFRAIN FROM  TENDERING  YOUR  INTERESTS
PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION
OR TO MAKE ANY  REPRESENTATION  IN  CONNECTION  WITH THE OFFER  OTHER THAN THOSE
CONTAINED  HEREIN  OR IN  THE  LETTER  OF  TRANSMITTAL.  ANY  RECOMMENDATION  OR
INFORMATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY US OR THE GENERAL PARTNER.

     -----------------------------------------------------------------------

                                        v

Section 2.        Offer to Purchase and Purchase Price;
                     Proration; Expiration Date;

Appendix A
         The Partnership's Financial Statements Giving

Appendix B
         ORIG's Balance Sheets...............................................B-1

                                       vi

To Holders of Limited Partnership Interests of
NTS-Properties III

                               INTRODUCTION

     NTS-Properties III (the  "Partnership") and ORIG, LLC ("ORIG") hereby offer to purchase up to 2,000 limited partnership  interests of the Partnership,  that are owned by limited  partners who are not affiliates of the Partnership or ORIG at a purchase price of $285 per Interest (the  "Purchase  Price") in cash to the seller upon the terms and subject to the  conditions set forth in this "Offer to
Purchase"  and in the related  "Letter of  Transmittal."  Together the "Offer to
Purchase" and "Letters of  Transmittal"  constitute the "Offer." As used in this
Offer to Purchase,  the term  "Interest" or  "Interests,"  refers to the limited partnership  interests in the Partnership,  and the terms "we", "us" or "our" as the context requires, refer to the Partnership and ORIG collectively.

     This  Offer is  generally  not  conditioned  upon  any  minimum  amount  of
Interests  being  tendered,  except as described in this Offer to Purchase.  The
Interests are not traded on any  established  trading  market and are subject to restrictions on transferability  which are described in the Amended and Restated
Agreement  of  Limited  Partnership  of  NTS-Properties  III  (the  "Partnership
Agreement").

     You should not view the  Purchase  Price as  equivalent  to the fair market value or the liquidation value of an Interest. As of March 31, 2001 and December
31, 2000, the book value of each Interest was approximately $237.32 and $224.48, respectively.  NTS-Properties  Associates,  a Georgia limited  partnership  (the
"General Partner"),  determined the Purchase Price in its sole discretion, based on:

o    the offer to purchase up to 2,532 Interests from limited  partners by three third-party  offerors,  who are  affiliated  with  each  other  but are not affiliated with us or the General Partner,  at a purchase price of $275 per
     Interest  pursuant  to an offer to  purchase  dated July 18,  2001 which is scheduled to expire on August 16, 2001;
o    the purchase of Interests  from two limited  partners,  who are  affiliated with each other, by ORIG on April 30, 2001 at a price of $270 per Interest;
o    privately  negotiated  purchases  by ORIG,  outside  of the  tender  offers described above, from 1999 to 2001 at $250 per Interest;
o    the  response  to our  tender  offer of $250 per  Interest  which  began on
     September 20, 2000 and ended on December 20, 2000;
o    the purchase of Interests from two limited partners by ORIG on February 10,
     2000 at an average price of $286.49 per Interest;
o    the response to our tender  offer of $250 per Interest  which began on July
     27, 1999 and ended on December 8, 1999; and
o    other  transactions  in  Interests  described in Section 2 of this Offer to
     Purchase.

     We are aware of an offer to purchase Interests by a third-party offeror for
$219.42 per  Interest in June,  1999.  We are not,  however,  aware of the other material terms of this third-party offer. Neither we nor the General Partner has performed an analysis to determine the fair market value or

                                        1

liquidation  value of the Interests,  or obtained an opinion from an independent third party regarding the fairness of the Purchase Price.

     Subject to the  conditions  set forth in the Offer,  the  Partnership  will purchase  the first  100  Interests  which  are  tendered  and  received  by the
Partnership  by, and not withdrawn prior to, 12:00  Midnight,  Eastern  Standard
Time,  on September  25, 2001,  subject to any extension of the Offer by us (the
"Expiration Date"). If more than 100 Interests are tendered,  ORIG will purchase up to an  additional  100  Interests  which are  tendered  and  received  by the
Partnership  by, and not withdrawn  prior to, the  Expiration  Date.  If, on the
Expiration  Date, we determine that more than 2,000 Interests have been tendered during  the  Offer,  each of us may:  (i) accept  the  additional  Interests  in accordance with Rule 13e-4(f)(1)  promulgated under the Securities  Exchange Act of 1934 ("Exchange  Act"),  as amended;  or (ii) extend the Offer, if necessary, and  increase  the amount of  Interests  that we are  offering to purchase to an amount  that we believe  is  sufficient  to  accommodate  the  excess  Interests tendered as well as any Interests tendered during the extended Offer.

     If the Offer is oversubscribed  and we do not act in accordance with (i) or
(ii),  above, or if we act in accordance with (i) and (ii), above, but the Offer remains  oversubscribed,  then we will  accept  Interests  tendered  by  limited partners prior to or on the Expiration  Date for payment on a pro rata basis. If you tender  Interests and we pro rate,  the number of Interests that we purchase from you will be equal to the  number of  Interests  which you  properly  tender multiplied  by a fraction,  the  numerator  of which will be the total number of
Interests we are willing to purchase in the Offer and the  denominator  of which will be the total number of Interests  properly tendered by all limited partners participating  in the  Offer.  Any  fractional  Interests  resulting  from  this calculation  will be  rounded  down to the  nearest  whole  number.  We will not purchase  fractions of Interests.  If you tender and if we will  purchase  fewer than the number of Interests that you tender, the Partnership will notify you in writing.  For any Interest that you tender but we do not purchase,  a book entry will be  made on the  Partnership's  books  to  reflect  your  ownership  of the
Interests not purchased.  The  Partnership  will not issue a new  Certificate of
Ownership for the Interests  that we do not purchase,  unless you make a written request instructing the Partnership to do so.

     The Offer is generally not  conditioned on the tender of any minimum number of Interests.  The Offer,  however, is conditioned upon, among other things, the
absence  of  certain  adverse  conditions   described  in  Section  6,  "Certain
Conditions of the Offer." In particular, we will not consummate the Offer, if in the  opinion of the  General  Partner,  there is a  reasonable  likelihood  that purchases  under the Offer would result in termination of the  Partnership (as a partnership) under Section 708 of the Internal Revenue Code of 1986, as amended, or termination of the  Partnership's  status as a partnership for federal income tax  purposes  under  Section  7704 of the Code.  Further,  we will not purchase
Interests if the purchase of Interests  would result in Interests being owned by fewer than three  hundred  (300)  holders of  record.  See  Section 6,  "Certain
Conditions of the Offer."

     All of the Interests that we purchase  pursuant to the Offer will be deemed to have been  purchased as of the  Expiration  Date. If you accept the offer and tender Interests, you will receive the Purchase Price and any cash distributions declared and payable before the Expiration Date. You

                                        2

will not be  entitled  to receive any cash  distributions  declared  and payable after the Expiration Date on any Interests tendered and accepted by us.

     The tender and  acceptance  of an Interest will be treated as a sale of the
Interest  for federal and most state income tax  purposes,  which will result in your  recognizing  gain or loss for income tax  purposes.  We urge you to review carefully  all  the  information  contained  in or  referred  to in  this  Offer including, without limitation, the information presented in Section 11, "Certain
Federal Income Tax Consequences."

     As  of  June  25,  2001,  the  General   Partner  owned  five  (5)  of  the
Partnership's  outstanding  Interests and ORIG owned 2,507 of the  Partnership's
12,675 outstanding Interests. All partners,  members,  affiliates and associates of the General Partner or ORIG  beneficially  owned a total of 3,095  Interests,
representing   approximately  24.4%  of  the  Partnership's  12,675  outstanding
Interests.  Although we are making this Offer to all limited  partners,  we have been advised that neither the General Partner nor any of the partners,  members, affiliates or associates of the General  Partner intends to tender any Interests pursuant  to the Offer.  Assuming  the Offer is fully  subscribed,  the  General
Partner, ORIG, and partners,  members,  affiliates and associates of the General
Partner  or ORIG,  will  own,  after  the  Offer,  a total  of 4,995  Interests,
representing   approximately  39.7%  of  the  Partnership's  12,575  outstanding
Interests.

                                        3

                           RISK FACTORS

If You Tender All or Any Portion of Your Interests You are Subject to Risks
Including the Following:

     The purchase  price may be less than the fair market value and  liquidation value of the  Interests  and is less than the amount paid for  Interests in some recent transactions. The Interests are not traded on a recognized stock exchange or trading market. There is no active,  liquid market for the Interests,  and it is unlikely  that this type of market will  develop in the near  future.  We are aware of the following transactions in or offers for Interests:

o    the offer to purchase up to 2,532 Interests from limited  partners by three third-party  offerors,  who are  affiliated  with  each  other  but are not affiliated with us or the General Partner,  at a purchase price of $275 per
     Interest  pursuant  to an offer to  purchase  dated July 18,  2001 which is scheduled to expire on August 16, 2001;

o    the purchase of Interests  from two limited  partners,  who are  affiliated with each other, by ORIG on April 30, 2001 at a price of $270 per Interest;

o    privately  negotiated  purchases  by ORIG,  outside  of the  tender  offers described above, from 1999 to 2001 at $250 per Interest;

o    the  response  to our  tender  offer of $250 per  Interest  which  began on
     September 20, 2000 and ended on December 20, 2000;

o    the purchase of Interests from two limited partners by ORIG on February 10,
     2000 at an average price of $286.49 per Interest;

o    the response to our tender  offer of $250 per Interest  which began on July
     27, 1999 and ended on December 8, 1999; and

o    other  transactions  in  Interests  described in Section 2 of this Offer to
     Purchase.

     As of March 31, 2001 and December 31, 2000, the book value of each Interest was approximately $237.36 and $224.48, respectively.

     The Purchase Price per Interest in this Offer was determined by the General
Partner,  in its sole  discretion,  based on the purchase  price paid to limited partners in the transactions described above. The purchase price per Interest in any of the transactions described above and the Purchase Price in this Offer may not  reflect  the value of the  Interests.  Although  we have not  performed  an analysis to determine the liquidation  value of your  Interests,  if you were to hold your Interests  until  termination or liquidation of the  Partnership,  you might  receive  greater  or  lesser  value  than  the  Purchase  Price  for your
Interests.

                                        4

     You may suffer  negative tax  consequences.  If you sell  Interests in this
Offer you generally  will recognize a gain or loss on the sale of your Interests for  federal  and most  state  income tax  purposes.  The amount of gain or loss realized will be, in general,  the excess of the amount you realize from selling your  Interests  minus the adjusted  tax basis in the  Interests  you sell.  The amount that you realize from the sale of your  Interests is generally the sum of the Purchase  Price plus your share of  Partnership  liabilities.  When you sell
Interests  which you have held for more than twelve (12)  months,  the sale will typically result in long-term capital gain or loss. Due to the complexity of tax issues,  you are  advised  to consult  your tax  advisors  with  respect to your individual tax situation before selling your Interests in the Offer. See Section
12 of this Offer to Purchase.

     There is a conflict of interest  between limited  partners who tender their
Interests  in the Offer,  limited  partners  who do not tender,  and the General
Partner, which creates a risk that the Purchase Price will be less that the fair value of the Interests.  A conflict of interest exists between limited  partners who tender their Interests and the Partnership,  the General Partner and limited partners who are not tendering their Interests. Limited partners tendering their
Interests  would prefer a higher Purchase Price;  the  Partnership,  the General
Partner and limited  partners who are not tendering their Interests would prefer a lower Purchase Price.  As a result of these conflicts of interest,  there is a risk that the Purchase Price is less than the fair value of the Interests.

     The General  Partner  Makes No  Recommendation  to Limited  Partners.  As a
result of the conflict of interest described in the previous paragraph,  neither the  Partnership nor the General  Partner is making a  recommendation  regarding whether  you should  tender or retain your  Interests.  You should make your own decisions  regarding  whether  to  tender  your  Interests  based  upon your own individual situation.

                                        5

If You Do Not Tender All or Any Portion of Your Interests You Are Subject to
Risks Including the Following:

     There is no developed market for the Interests,  which may prevent you from being able to liquidate  your  investment  or receive  fair value.  The Purchase
Price per Interest was determined by the General  Partner in its sole discretion and may not reflect the price per Interest if there were a developed  market for the  Interests or of the proceeds that you may receive if the  Partnership  were liquidated or dissolved.  Although the  Interests are  transferable,  subject to certain limitations set forth in the Partnership Agreement, we do not anticipate that any active,  liquid market will  develop.  You may not be able to liquidate your investment on favorable terms, if at all.

     There are  Restrictions  on your Ability to Transfer  Interests.  Under the
Partnership  agreement,  limited  partners may  transfer or assign  interests to persons who then become  "substitute  limited partners." The General Partner can decide to allow or disallow these transfers in its sole discretion,  although it cannot unreasonably withhold its consent to a transfer.  Accordingly,  if you do not  tender  your  Interests,  there  is no  guarantee  that you will be able to transfer them in the future.

     Cash distributions  have been suspended and may be permanently  eliminated.
As of December 31, 1996, the Partnership suspended payment of cash distributions to limited partners as a result of anticipated  decreases in occupancy at one of the  Partnership's  properties.  There can be no assurance that the  Partnership will  ever  resume  distributions  or be  able  to  fund  its  future  needs  or contingencies, which may harm the Partnership's business or financial condition.

     The Partnership is using cash reserves to fund the Offer, which will reduce existing cash available for future needs and contingencies.  The amount of funds required by the  Partnership to fund the Offer is estimated to be  approximately
$29,250,  comprised of $28,500 to purchase 100 Interests plus approximately $750 for its proportionate  share of the expenses  associated with  administering the
Offer. The Partnership's  proportionate  share of the expenses of the Offer will likely  exceed  this $750  estimate  if we pay a  "soliciting  dealer's  fee" in connection with the Offer.  See Section 15, "Fees and Expenses." The expenses of the Offer will be  apportioned  between  the  Partnership  and ORIG based on the number of  Interests  purchased by each of us. The  Partnership  intends to fund these  expenses  from  its  cash  reserves.  The use of the  Partnership's  cash reserves to fund the Offer will have the effect of: (i)  reducing  the  existing
cash  available  for  future  needs  or  contingencies   and  (ii)  reducing  or
eliminating the interest income that the Partnership earns on its cash reserves.
There can be no assurance that the  Partnership  will be able to fund its future needs  or  contingencies,  which  may  have a  material  adverse  effect  on the
Partnership's business or financial condition.

     Increased Voting Control by Affiliates of the Partnership.  If the Offer is
fully  subscribed,  the  percentage  of Interests  held by persons  controlling, controlled by or under common control with the Partnership will increase.  As of
June 25, 2001, the General Partner owned five of the  Partnership's  outstanding
Interests and ORIG owned 2,507 of the Partnership's  outstanding Interests.  The
General Partner, ORIG, and all partners,  members,  affiliates and associates of the General Partner or ORIG beneficially own, in the aggregate, 3,095 Interests, representing approximately

                                        6

24.4% of the Partnership's 12,675 outstanding Interests.  Although this Offer is made to all  limited  partners,  we have been  advised  that none of the General
Partner,  or any of the  partners,  members,  affiliates  or  associates  of the
General Partner intend to tender any Interests  pursuant to the Offer.  Assuming the Offer is fully subscribed, the General Partner, ORIG, and partners, members, affiliates  and associates of the General  Partner or ORIG,  will own, after the
Offer,  a total  of 4,995  Interests,  representing  approximately  39.7% of the
Partnership's  12,575  outstanding  Interests,  an  increase  of  15.3%  of  the outstanding  Interests.  Thus, these entities or individuals will have a greater influence on certain matters voted on by limited partners,  including removal of the General Partner and termination of the Partnership.

     The Partnership may not be able to pay for necessary  capital  improvements to Partnership properties.  Some of the Partnership's properties require capital improvements to operate optimally.  The Partnership  expects to make the capital
improvements  to  certain   Partnership   properties  over  the  next  year  and
anticipates  funding these  improvements  using cash flow from operations,  cash reserves or additional financing if necessary.  However, the anticipated sources of funding may not be sufficient to make the necessary improvements. If the cash flow from operations and cash reserves prove to be insufficient, the Partnership might  have  to  fund  the  capital  improvements  by  borrowing  money.  If the
Partnership is unable to borrow money on favorable  terms, or at all, it may not be able to make necessary capital  improvements which could, in the future, harm the partnerships financial condition.

     The Partnership has no current plan to liquidate. The Partnership Agreement provides  that the  Partnership  shall  terminate on December  31, 2028,  unless terminated  earlier.  The Partnership has no current plan to sell its assets and to distribute  the proceeds to its limited  partners,  nor does the  Partnership contemplate resuming distributions to the limited partners.  Therefore,  limited partners who do not tender their Interests may not be able to realize any return on or any  distribution  relating to their  investment in the Partnership in the foreseeable future.

     If  tenants  occupying  some  of the  Partnership's  properties  experience financial  difficulties  or do not  renew  their  leases,  this  could  harm the
Partnership's  financial operations.  The Partnership's  financial condition and ability to fund  future cash  needs,  including  its ability to make future cash distributions, if any, may be harmed by the bankruptcy, insolvency or a downturn in  business  of  any  tenant  occupying  a  significant  portion  of any of the
Partnership's  properties or by a tenant's  decision not to renew its lease.  If the Partnership  cannot  re-lease the space vacated by significant  tenants on a timely  basis and on  favorable  terms and  conditions,  this  could  damage the
Partnership's  results of operations and financial condition.  See Section 10 of this Offer to Purchase.

     There are significant general economic risks associated with investments in real estate.  All real property  investments are subject to some degree of risk.
Generally,  equity investments in real estate are illiquid and,  therefore,  the
Partnership's  ability to promptly  vary its  portfolio  in response to changing
economic,   financial  and  investment   conditions  is  limited.   Real  estate
investments are also subject to changes in economic  conditions as well as other factors affecting real estate values, including:

                                        7

     o    possible federal,  state or local  regulations and controls  affecting rents, prices of goods, fuel and energy consumption and prices,  water and environmental restrictions;

     o    increased labor and material costs; and

     o    the attractiveness of the property to tenants in the neighborhood.

For a  detailed  discussion  of the risks  associated  with  investment  in real estate,  refer to the "Risk Factors" set forth in the  Partnership's  Prospectus dated October 13, 1982.

                                        8

                                THE OFFER

     Section 1.  Background and Purposes of the Offer.  The purpose of the Offer is to provide limited  partners who are desirous of selling some or all of their
Interests  with a method for doing so. No established  secondary  trading market for the Interests exists.  Historically  there have been only isolated purchases and sales of Interests.  In addition,  under the Partnership Agreement transfers of Interests are subject to  restrictions,  including the prior  approval of the
General Partner.  The General Partner believes that some limited partners desire immediate liquidity with respect to some or all of their Interests,  while other limited  partners  may  not  need or  desire  liquidity  and  would  prefer  the opportunity to retain all of their Interests.  The General Partner believes that limited partners should be entitled to make a choice between immediate liquidity and continued  ownership and, thus,  believes that this Offer  accommodates  the differing goals of both groups of limited partners.  Limited partners who tender
Interests  in the Offer will  receive a cash payment with respect to some or all of their Interests, depending on whether the Offer is oversubscribed and, if so, whether we accept  all  tendered  Interests  or accept  Interests  on a pro rata basis.  See Section 2 of this Offer to Purchase.  We believe the  Interests  may represent  an  attractive  long-term  investment  at  the  Purchase  Price.  The continued ownership of Interests,  however, entails the risk of loss of all or a portion of the current  value of the  Interests.  See "Risk  Factors - There are significant  general economic risks associated with investments in real estate."
Limited  partners  who  tender  their  Interests  in the Offer  are,  in effect, exchanging  certainty  and  liquidity  for  the  potentially  higher  return  of continued ownership of their Interests.

     Neither we nor the General  Partner has any current plans or proposals that relate to or would result in:

o    an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Partnership;

o    a sale or transfer of a material amount of assets of the Partnership;

o    any change in the identity of the General  Partner or in the  management of the Partnership,  including,  but not limited to, any plans or proposals to change the number or term of the General  Partner(s),  to fill any existing vacancy  for the General  Partner,  or to change any  material  term of the management agreement between the General Partner and the Partnership;

o    any change in the indebtedness or capitalization of the Partnership;

o    any other material change in the structure or business of the  Partnership;
     or

o    any change in the  Partnership  Agreement or other  actions that may impede the acquisition of control of the Partnership by any person. As of December
     31,  1996,  the  Partnership  suspended  payment of cash  distributions  to limited partners as a result of anticipated

                                        9

     decreases in occupancy at one of the Partnership's properties.  See Section
     7 of this Offer to Purchase.

However, the General Partner,  consistent with its fiduciary  obligations,  will seek and  review  opportunities  to  enhance  long-term  value  for the  limited partners, such as: a merger or business combination with an unaffiliated entity;
a liquidation of the Partnership;  a  recapitalization;  or a consolidation with affiliates.  There is no assurance  that any  transaction  will occur.  As noted
below, we may, but are not required to, purchase  additional  Interests,  either
through   privately-negotiated   transactions   or  additional   tender  offers.
Additional  purchases  may have the  effect  of  increasing  the  percentage  of
Interests owned by ORIG and its affiliates  above 50%, which would give ORIG the ability to control any Partnership votes on the types of transactions  described above or any other matters. See Section 8 of this Offer to Purchase.

     Neither ORIG nor any of its  affiliates  intends to tender any Interests in the Offer. Therefore, following completion of the Offer, Interests owned by ORIG and  its  affiliates  will  represent  a  greater  percentage  of the  remaining
Interests.  For  example,  if the  offer  is  fully  subscribed,  ORIG  and  its affiliates  will own  4,995  Interests,  representing  39.7% of the  outstanding
Interests.  Similarly,  limited  partners who do not tender their Interests will own a greater percentage of the remaining Interests.

     If you retain  your  Interests,  you will be subject  to  increased  risks, including but not limited to: (1) reduction in the Partnership's  cash reserves, which may affect the Partnership's ability to fund its future cash requirements, thus having a material adverse effect on the Partnership's  financial condition;
and (2)  increased  voting  control by the  affiliates  of the General  Partner, including ORIG, and persons controlling the affiliates,  which will increase the influence that  affiliates of the General  Partner and persons  controlling  the affiliates  have on  certain  matters  voted on by limited  partners,  including removal of the General Partner and termination of the Partnership. Any Interests tendered  to the  Partnership  in  connection  with this Offer will be  retired, although the Partnership may issue new interests from time to time in compliance with  the  federal  and  state  securities  laws  or any  exemptions  therefrom.
Interests  purchased by ORIG will be held by ORIG.  Neither the  Partnership nor the General Partner has plans to offer for sale any other additional  interests, but each reserves the right to do so in the future.

     The Offer is the fourth tender offer made by the Partnership for Interests.
ORIG  participated  in each of the prior tender offers.  We purchased a total of
729  Interests on December 29, 1998 for $250 per  Interest,  in our first tender offer. The Partnership  purchased 500 of these Interests.  ORIG purchased 229 of these  Interests.  ORIG also  purchased  431  Interests  on March 31,  1999 from limited  partners  who  tendered  Interests  during the first offer for $250 per
Interest. We purchased a total of 938 Interests on December 8, 1999 for $250 per
Interest,  in the second tender offer.  The  Partnership  purchased 500 of these
Interests.  ORIG purchased 438 of these Interests. We purchased a total of 1,094
Interests on December 20, 2000 for $250 per Interest, in the third tender offer.
The Partnership  purchased 100 of these  Interests.  ORIG purchased 994 of these
Interests.   The  General  Partner  is  considering  the   desirability  of  the
Partnership  making  future  tender  offers  to  purchase  Interests   following
completion of the Offer, but is not required to make any future offers.

                                       10

     Section 2. Offer to Purchase  and  Purchase  Price;  Proration;  Expiration
Date; Determination of Purchase Price.

     Offer to Purchase and Purchase  Price.  We will, upon the terms and subject to the conditions of the Offer described below,  purchase a total of up to 2,000
Interests  that are  properly  tendered  by,  and not  withdrawn  prior to,  the
Expiration Date at a price equal to $285 per Interest; provided however, that if you  decide to tender we will not  accept  your  tender  if, as a result of your tender,  you would  continue  to be a limited  partner and would hold fewer than five (5) Interests.  The Partnership will purchase the first 100 Interests which are tendered and received by the Partnership by, and not withdrawn prior to, the
Expiration  Date.  If more than 100  Interests  are tendered and received by the
Partnership  as a result of this Offer,  ORIG will  purchase up to an additional
100 Interests  which are tendered by, and not withdrawn prior to, the Expiration
Date.

     If, on the  Expiration  Date, we determine  that more than 2,000  Interests have been tendered  during the Offer,  each of us may: (i) accept the additional
Interests  permitted  to be accepted  pursuant to Rule  13e-4(f)(1)  promulgated under the Exchange Act, as amended; or (ii) extend the Offer, if necessary,  and increase the amount of  Interests  that we are offering to purchase to an amount that we believe is sufficient to accommodate  the excess  Interests  tendered as well as any Interests tendered during the extended Offer.

     Proration.  If the Offer is oversubscribed  and we do not act in accordance with (i) or (ii),  above, or if we act in accordance  with (i) and (ii),  above, but the Offer remains oversubscribed,  then we will accept Interests tendered on or before the Expiration  Date for payment on a pro rata basis. If you tender in the Offer and we prorate,  the number of Interests we purchase  from you will be equal to a fraction  of the total  number of  Interests  tendered by all limited partners  in this  Offer,  the  numerator  of which will be the total  number of
Interests  that we are willing to purchase and the  denominator of which will be the  total  number  of  Interests  properly  tendered  by all  limited  partners participating in the Offer.

     Your  partnership   agreement  prohibits  the  Partnership  from  making  a
repurchase if as a result of the repurchase a limited  partner would continue to be a limited  partner  but hold  fewer  than  five  Interests.  As a result,  as discussed  below,  we will not  accept  tenders  which  would  reduce a  limited partner's  ownership to fewer than five Interests.  In the event of a proration, this  restriction  could  prevent  us from  purchasing  the same  percentage  of tendered  Interests  from all  tendering  limited  partners,  as required by SEC regulations.  To avoid  this  result,  we will  not  prorate,  but will  instead purchase all tendered  Interests in excess of 200, if proration  would result in any limited partner owning fewer than five Interests.

     We will  round  any  fractional  Interests  resulting  from  any  proration calculation down to the nearest whole number. We will not purchase  fractions of
Interests.  The Partnership will notify, in writing,  limited partners from whom we will  purchase  fewer than the  number of  Interests  which  they  originally tendered.  For  any  Interest  that  a  limited  partner  tenders  but we do not purchase,  a book  entry  will be made on the  Partnership's  books  to  reflect ownership of the Interests not purchased.

                                       11

The Partnership  will not issue a new Certificate of Ownership for the Interests that we do not  purchase,  unless a  limited  partner  makes a  written  request instructing the Partnership to do so.

     THIS OFFER IS NOT  CONDITIONED  ON ANY MINIMUM  NUMBER OF  INTERESTS  BEING
TENDERED;  PROVIDED,  HOWEVER, WE WILL NOT ACCEPT YOUR TENDER IF, AS A RESULT OF
THE TENDER, YOU WOULD CONTINUE TO BE A LIMITED PARTNER AND WOULD HOLD FEWER THAN
FIVE (5) INTERESTS.

     Expiration Date. The term "Expiration  Date" means 12:00 Midnight,  Eastern
Standard  Time, on September 25, 2001,  unless and until we extend the period of time for which the Offer is open, in which event "Expiration Date" will mean the latest  time and date at which the Offer,  as extended  by us,  expires.  We may extend the Offer, in our sole  discretion,  by providing you with written notice of the extension;  provided,  however,  that if the Offer is oversubscribed,  we may, each in our sole discretion, extend the Offer by providing you with written notice of the  extension.  We do not intend to allow limited  partners to tender
Interests after the Expiration Date, including any extensions. For a description of how we may extend or  terminate  the Offer,  see  Section 14 of this Offer to
Purchase.

     Determination of Purchase Price. The Purchase Price represents the price at which we are willing to purchase  Interests.  Your  approval is not required and was not sought  regarding the  determination  of the Purchase  Price. No special committee  of ours or of the limited  partners  has  approved  this Offer and no special  committee or  independent  person has been retained to act on behalf of
us.  Neither  we nor  the  General  Partner  has  obtained  an  opinion  from an independent third party regarding the fairness of the Purchase Price.

     The Purchase Price offered by us was  determined by the General  Partner in its sole discretion based on:

o    the offer to purchase up to 2,532 Interests from limited  partners by three third-party  offerors,  who are  affiliated  with  each  other  but are not affiliated with us or the General Partner,  at a purchase price of $275 per
     Interest  pursuant  to an offer to  purchase  dated July 18,  2001 which is scheduled to expire on August 16, 2001;
o    the purchase of Interests  from two limited  partners,  who are  affiliated with each other, by ORIG on April 30, 2001 at a price of $270 per Interest;
o    privately  negotiated  purchases  by ORIG,  outside  of the  tender  offers described above, from 1999 to 2001 at $250 per Interest;
o    the  response  to our  tender  offer of $250 per  Interest  which  began on
     September 20, 2000 and ended on December 20, 2000;
o    the purchase of Interests from two limited partners by ORIG on February 10,
     2000 at an average price of $286.49 per Interest;
o    the response to our tender  offer of $250 per Interest  which began on July
     27, 1999 and ended on December 8, 1999;
o    the  response  to our  tender  offer of $250 per  Interest  which  began on
     September 30, 1998 and ended on December 29, 1998;

                                       12

o    repurchases of Interests by the  Partnership,  outside of the tender offers described above, in 1998 and 1999 at $250 per Interest;
o    sales of Interests by limited partners to third parties in secondary market transactions from February,  1995 through February,  2000 at prices ranging from $100 to $317.10; and
o    purchases  of  Interests  by the  Partnership's  affiliates,  BKK and Ocean
     Ridge,  from  1994  through  1999 at prices  ranging  from $150 to $250 per
     Interest.

     We are aware of an offer to purchase Interests by a third-party offeror for
$219.42 per Interest in June, 1999.

     In determining the Purchase Price,  the General Partner did not estimate or project  the  liquidation  value per  Interest  or  consider  the book value per
Interest and did not appraise the value of the Partnership's assets.

     Section  3.  Procedure  for  Tendering  Interests.  If you  wish to  tender
Interests in this Offer you must submit a properly  completed  and duly executed
Letter of Transmittal and Substitute Form W-9,  together with the Certificate of
Ownership for the Interests you tender and any other  required  documents to NTS
Investor Services c/o Gemisys, at the address listed in Section 15 of this Offer to Purchase. If your Certificate of Ownership for the Interests is lost, stolen,
misplaced  or  destroyed,   you  must  execute  and  submit  the  Affidavit  and
Indemnification  Agreement  for Missing  Certificate(s)  in place of the missing
Certificate  of  Ownership.  If your  Interests  are  held  in an  IRA/custodial account,  all forms should be signed and  forwarded to the custodian to obtain a signature  guarantee and the  Certificate of Ownership for the Interests.  There
are no fees or other charges payable by limited partners who tender Interests in connection with the Offer.

THE LETTER OF TRANSMITTAL,  SUBSTITUTE FORM W-9, AND CERTIFICATE(S) OF OWNERSHIP
FOR THE INTERESTS  BEING  TENDERED (OR AFFIDAVIT,  IF APPLICABLE)  AND ANY OTHER
REQUIRED  DOCUMENTS  MUST  BE  RECEIVED  BY THE  PARTNERSHIP  ON OR  BEFORE  THE
EXPIRATION DATE. WE WILL NOT ACCEPT INTERESTS  RECEIVED BY THE PARTNERSHIP AFTER
THE EXPIRATION DATE.

     Method of  Delivery.  YOU  ASSUME ANY RISK  ASSOCIATED  WITH THE METHOD FOR
DELIVERING THE LETTER OF TRANSMITTAL,  SUBSTITUTE FORM W-9 AND CERTIFICATE(S) OF
OWNERSHIP FOR THE INTERESTS (OR THE AFFIDAVIT). WE RECOMMEND THAT YOU SUBMIT ALL
DOCUMENTS BY REGISTERED MAIL RETURN RECEIPT REQUESTED AND PROPERLY INSURED OR BY
AN OVERNIGHT COURIER SERVICE. YOU MAY CONFIRM RECEIPT OF A LETTER OF TRANSMITTAL
BY  CONTACTING  NTS INVESTOR  SERVICES C/O GEMISYS AT THE ADDRESS AND  TELEPHONE
NUMBER LISTED IN SECTION 16 OF THIS OFFER TO PURCHASE.

     Determination  of Validity.  All questions  regarding  the validity,  form, eligibility  (including  time of  receipt)  and  acceptance  for  payment of any
Interests will be determined by the Partnership,  in its sole discretion. If the
Offer is oversubscribed,  however, we may decide to purchase Interests in excess of the initial  2,000  Interests.  In that case,  all  questions  regarding  the validity, form or

                                       13

eligibility  (including  time of  receipt)  and  acceptance  for  payment of any additional  Interests  purchased  by  either  the  Partnership  or ORIG  will be determined by each respective party, in its sole discretion. Each determination, whether  made by the  Partnership  or  ORIG,  will be  final  and  binding.  The
Partnership or ORIG, if  applicable,  has the absolute right to waive any of the conditions of the Offer or any defect or irregularity  in any tender,  or in the related transmittal documents. Unless waived, any defects or irregularities must be cured within the time period  established by the  Partnership or ORIG. In any event,  tenders  will not be  deemed to have been  made  until  all  defects  or irregularities have been cured or waived. We are neither under any duty nor will we incur any liability for failure to notify you of any defects,  irregularities or rejections contained in your tenders.

     Section  10(b) of the  Exchange Act and Rule 14e-4  promulgated  thereunder require that a person  tendering  Interests  on his, her or its behalf,  own the
Interests  tendered.  Section 10(b) and Rule 14e-4 provide a similar restriction applicable  to the tender or guarantee of a tender on behalf of another  person.
If you tender your Interests pursuant to any of the procedures described in this
Offer to  Purchase  you  accept  the  terms and  conditions  of the  Offer,  and represent and warrant that (i) you own the Interests  being tendered  within the meaning of Rule 14e-4; and (ii) the tender complies with Rule 14e-4.

     Section 4. Withdrawal  Rights.  If you tender  Interests in this Offer, you may withdraw your tender at any time before the  Expiration  Date or the date we accept tendered Interests, whichever is later. For a withdrawal to be effective, it must be in writing and received by NTS Investor Services c/o Gemisys via mail or facsimile  at the address or facsimile  number set forth in the Section 16 of this Offer to  Purchase on or before the  Expiration  Date or the date we accept tendered  Interests,  whichever is later.  Any notice of withdrawal must specify your name and the amount of Interests that you are withdrawing.

     All questions as to form and validity of the notice of  withdrawal  will be determined  by the  Partnership,  in  its  sole  discretion.  If  the  Offer  is oversubscribed,  all  questions  as to  form  and  validity  of  the  notice  of withdrawal  will be  determined  by the  Partnership  or ORIG,  each in its sole discretion,  for any Interests purchased by the Partnership or ORIG, as the case may be, in excess of the initial 2,000 Interests. All determinations made by the
Partnership or ORIG will be final and binding. Interests properly withdrawn will not  thereafter  be deemed to be tendered  for  purposes of the Offer.  However, withdrawn  Interests may be retendered by following the  procedures set forth in
Section 3 of this Offer to Purchase prior to the Expiration  Date.  Tenders made pursuant to the Offer which are not otherwise  withdrawn in accordance with this
Section 4 will be irrevocable.

     Section 5. Purchase of Interests;  Payment of Purchase Price. If you tender
Interests  under the Offer,  upon the terms and subject to the conditions of the
Offer, we will pay you $285 per Interest for each Interest you properly  tender.
We will pay you the Purchase  Price with a check from either the  Partnership or
ORIG  depending on which of us purchases  your  Interests.  We will deliver your check by first class U.S.  Mail  deposited in the mailbox  within five  business days after the Expiration Date. Under no circumstances  will we pay you interest on the Purchase Price,  regardless of any extension of the Offer or any delay in making payment. In the event of proration as set forth

                                       14

in  Section 2 of this Offer to  Purchase,  we may not be able to  determine  the proration  factor  and pay for  those  Interests  that have  been  accepted  for payment,  and for which payment is otherwise due, until  approximately  five (5)
business days after the Expiration Date.

     Interests will be deemed  purchased at the time of acceptance by us, but in
no  event  earlier  than  the  Expiration  Date.   Interests  purchased  by  the
Partnership  will be retired,  although the  Partnership may issue new interests from time to time in compliance  with the  registration  requirements of federal and state securities laws or exemptions from these laws.  Interests purchased by
ORIG will be held by ORIG.  Neither the  Partnership nor the General Partner has
plans to offer for sale any other  additional  interests,  but each reserves the right to do so in the future.

     Section  6.  Certain  Conditions  of the Offer.  Notwithstanding  any other provision of this Offer to Purchase,  we will not be required to purchase or pay for any Interests tendered and may terminate the Offer as provided in Section 14 of this Offer to  Purchase  if any of the  following  events  occur prior to the
Expiration Date:

          (a) there is a reasonable  likelihood  that  consummation of the Offer would result in the termination of the Partnership (as a partnership) under
     Section 708 of the Internal Revenue Code of 1986, as amended;

          (b) there is a reasonable  likelihood  that  consummation of the Offer would result in  termination of the  Partnership's  status as a partnership for federal income tax purposes under Section 7704 of the Internal  Revenue
     Code of 1986, as amended;

          (c) as a result of the Offer, there would be fewer than 300 holders of record, pursuant to Rule 13e-3 promulgated under the Exchange Act;

          (d) there shall have been instituted or threatened or shall be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, which:
     (i)  challenges  the  making  of  the  Offer  or  the  acquisition  by  the
     Partnership  or  ORIG of  Interests  pursuant  to the  Offer  or  otherwise directly or indirectly  relates to the Offer; or (ii) in the  Partnership's reasonable  judgment,  determined  within five  business  days prior to the
     Expiration Date, could materially  affect the business,  financial or other condition,  income, operations or prospects of the Partnership,  taken as a whole, or otherwise  materially  impair in any way the contemplated  future conduct of the business of the Partnership or materially impair the Offer's contemplated benefits to the Partnership;

          (e) there shall have been any action  threatened or taken, or approval withheld, or any statute, rule or regulation proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Partnership or ORIG, by any government or  governmental,  regulatory or  administrative  authority or agency or  tribunal,  domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly:

                                       15

               (i) delay or restrict the ability of the  Partnership or ORIG, or render the  Partnership  or ORIG unable,  to accept for payment or pay for some or all of the Interests;

               (ii)  materially  affect the  business,  condition  (financial or other), income,  operations,  or prospects of the Partnership or ORIG, taken  as a  whole,  or  otherwise  materially  impair  in any way the contemplated  future  conduct of the  business of the  Partnership  or
          ORIG;

          (f) there shall have occurred:

               (i) the  declaration  of any banking  moratorium or suspension of payment in respect of banks in the United States;

               (ii) any  general  suspension  of trading  in, or  limitation  on prices  for,  securities  on any  United  States  national  securities exchange or in the over-the- counter market;

               (iii) the  commencement  of war,  armed  hostilities or any other national or international  calamity  directly or indirectly  involving the Unites States which is material to the Offer;

               (iv)  any   limitation,   whether  or  not   mandatory,   by  any
          governmental  regulatory or  administrative  agency or authority  that materially  and adversely  affects the extension of credit by banks or other lending institutions;

               (v) (A) any significant  change, in our reasonable  judgment,  in the general level of market prices of equity  securities or securities convertible into or exchangeable  for equity  securities in the United
          States or abroad or (B) any change in the general  political,  market, economic,  or financial conditions in the United States or abroad that
          (1) could have a material  adverse  effect on the  business  condition
          (financial  or  other),   income,   operations  or  prospects  of  the
          Partnership,  or (2) in our reasonable judgment,  makes it inadvisable to proceed with the Offer; or

               (vi) in the  case of the  foregoing  existing  at the time of the commencement  of the Offer,  in our  reasonable  judgment,  a material acceleration or worsening thereof;

          (g) any change shall occur or be threatened in the business, condition
     (financial or otherwise),  or operations of the  Partnership,  that, in the
     Partnership's   reasonable   judgment,   is  or  may  be  material  to  the
     Partnership;

                                       16

          (h) a tender or exchange  offer for any or all of the Interests of the
     Partnership,   or  any  merger,   business  combination  or  other  similar
     transaction  with or involving the  Partnership,  shall have been proposed, announced or made by any person; or

          (i) (i) any entity,  "group" (as that term is used in Section 13(d)(3)
     of the Exchange Act) or person (other than entities,  groups or persons, if any,  who have  filed  with the  Commission  on or before  June 25,  2001 a
     Schedule 13G or a Schedule 13D with respect to any of the Interests)  shall have acquired or proposed to acquire  beneficial  ownership of more than 5%
     of the outstanding  Interests;  or (ii) such entity,  group, or person that has publicly disclosed any such beneficial ownership of more than 5% of the
     Interests  prior to such date shall have acquired,  or proposed to acquire, beneficial ownership of additional  Interests  constituting more than 1% of the outstanding Interests or shall have been granted any option or right to acquire beneficial ownership of more than 1% of the outstanding  Interests;
     or (iii) any person or group  shall have  filed a  Notification  and Report
     Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public  announcement  reflecting an intent to acquire the  Partnership or its assets;

which,  in our  reasonable  judgment,  in any such  case and  regardless  of the circumstances,  including any action by us, giving rise to such event,  makes it inadvisable  to proceed  with the Offer or with such  purchase  or  payment.  In addition, we may postpone the purchase of, or payment for, Interests tendered in anticipation of required approvals of any federal,  state or local governmental, regulatory  or  administrative  authority  or agency or  tribunal,  domestic  or foreign.  The  conditions  described  above are for our sole  benefit and may be asserted by us on our respective  behalf if they have occurred,  or we determine
in  our  reasonable  judgment  that  they  have  occurred,   regardless  of  the
circumstances  giving  rise to any  such  condition,  including  any  action  or inaction  taken by us, or may be waived in whole or in part.  Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right,  and each such right  shall be deemed an ongoing  right which may be asserted  at any time  before  the  Expiration  Date.  Any  determination  by us concerning the events  described in this Section 6 shall be final and binding on all parties.  As of the date hereof,  we believe that neither  paragraph (a) nor paragraph (b) of this Section 6 will prohibit the consummation of the Offer.

     Section 7. Cash  Distribution  Policy.  The Partnership began operations in
October, 1982 and anticipated providing limited partners with 10% non-cumulative distributions.  Distributions  to  limited  partners  were  suspended  effective
December  31, 1996 as a result of  anticipated  decreases in occupancy at one of the Partnership's properties.  Although the Partnership is not obligated to make future cash distributions,  it may do so in the future. See Section 10, "Certain
Information About the Partnership." If you tender your Interests pursuant to the
Offer, you will not be entitled to receive any cash  distributions  declared and payable,  if any, after the Expiration  Date, on any Interests  which you tender and we accept.  There can be no  assurance  that the  Partnership  will make any distributions  in the future to limited  partners who continue to own  Interests following completion of the Offer.

                                       17

     Section 8. Effects of the Offer. In addition to the effects of the Offer on limited  partners who tender  their  Interests  and limited  partners who do not tender their  Interests  and upon the General  Partner as set forth in the "Risk
Factors" of this Offer to  Purchase,  the Offer will affect the  Partnership  in several other respects, as described in this section.

     Reduction in Partnership's Cash Reserves. If the Offer is fully subscribed, the Partnership will use approximately $29,250 to purchase 100 Interests and pay costs associated with the Offer.  This will have the effect of: (i) reducing the cash  available  to fund  future  needs  and  contingencies  or to  make  future distributions;  and (ii) reducing or  eliminating  the interest  income that the
Partnership  would  have  been  able  to  earn  had it  invested  this  cash  in interest-bearing  investments.  Financial  statements giving pro forma effect of the Offer,  assuming  the purchase by the  Partnership  of Interests at $285 per
Interest, are attached to this Offer to Purchase as Appendix A.

     Possible  Future  Purchases.  Upon completion of the Offer, we may consider purchasing  any Interests not purchased in the Offer.  Any such purchases may be on the  same  terms  as the  terms of this  Offer  or on  terms  which  are more favorable  or less  favorable  to you than the terms of this  Offer.  Rule 13e-4 promulgated  under the Exchange Act prohibits us from  purchasing any Interests, other than  pursuant to the Offer,  until at least ten  business  days after the
Expiration  Date.  Any  possible  future  purchases  by us will  depend  on many factors,  including  but not  limited  to, the market  price of  Interests,  the results of the Offer,  the  Partnership's  business and financial  condition and general economic market conditions.

     Possible  Future  Control  by ORIG.  We are not  making  this Offer for the purpose of ORIG's gaining control of the  Partnership,  and we do not anticipate that the percentage of Interests  owned by ORIG and its  affiliates  will exceed
50% after completion of the Offer.  However,  as noted above, we may make future purchases of  Interests.  In addition to  purchases  by ORIG itself,  any future purchases by the  Partnership  will have the effect of increasing the percentage of  Interests  owned by ORIG and its  affiliates  because  they will  reduce the number of outstanding  Interests.  If the percentage of Interests  owned by ORIG and its  affiliates  increases  above 50%, ORIG will have the ability to control the  outcome of any future  votes of limited  partners.  Matters  which would be subject  to a  vote  of  the  limited  partners  include:  (i)  approval  of  an extraordinary  transaction  such as a business  combination with an unaffiliated entity,  or a consolidation  with other public limited  partnerships  affiliated with the Partnership;  (ii) removal of the General Partner; or (iii) liquidation of the  Partnership.  ORIG intends to vote its  Interests in whatever  manner it deems to be in its best  interests,  which may or may not be in the interests of other limited partners.

     Section 9. Source and Amount of Funds.  The total amount of funds  required to complete this Offer is approximately $585,000, including $570,000 to purchase
2,000 Interests plus approximately $15,000 for expenses related to administering the Offer.  The total  expenses  of the Offer  will  likely  exceed the  current estimate of $15,000, and the Partnership's and ORIG's share of the expenses will
accordingly  likely  exceed  $750  and  $14,250,   respectively,  if  we  pay  a
"soliciting  dealers' fee" in connection  with the Offer.  See Section 15, "Fees and Expenses." The Partnership expects to pay approximately  $28,500 to purchase
100 Interests and  approximately  $750 for its  proportionate  share of expenses related to administering the Offer, and expects to fund these

                                       18

payments with its cash  reserves.  The expenses of the Offer will be apportioned between us based on the number of Interests purchased by each of us. As of March
31, 2001 and December 31, 2000 the  Partnership had  unrestricted  cash and cash equivalents  of  $367,097  and  $45,164,  or  $28.96  and  $3.56  per  Interest,
respectively.  If the Offer is oversubscribed  and the Partnership,  in its sole discretion,  decides  to  purchase  Interests  in excess of 100  Interests,  the
Partnership will fund these additional purchases and expenses,  if any, from its cash reserves.

     ORIG expects to pay approximately  $541,500 to purchase 1,900 Interests and approximately  $14,250  for its  proportionate  share  of  expenses  related  to administering  the Offer,  and expects to fund these  payments with the proceeds from a loan  from  the  Bank of  Louisville  described  below.  If the  Offer is oversubscribed  and ORIG, in its sole discretion,  decides to purchase Interests in  excess of 100  Interests,  ORIG will fund  these  additional  purchases  and expenses, if any, from the loan.

     ORIG will  also use the  proceeds  of the loan from the Bank of  Louisville described  below  to fund the  purchase  of  limited  partnership  interests  of affiliated  partnerships.  These  loan  proceeds  could  also be used to  return capital  contributions  previously  made by Mr. J.D.  Nichols  and Mr.  Brian F.
Lavin, the members of ORIG, to ORIG.

     On August 15,  2000,  ORIG and the Bank of  Louisville  entered into a Loan
Agreement  under  which the Bank of  Louisville  agreed to provide a  $6,000,000 revolving line of credit to ORIG evidenced by three  separate  promissory  notes issued  by  ORIG in  favor  of the  bank in the  original  principal  amount  of
$2,000,000  each  (the  "Loan  Agreement").  The  terms of the  three  notes are described below:

o    Revolving  Credit Note A bears  interest at the prime rate, as announced by the Bank of  Louisville  from  time to time,  plus .25% per year for a term ending on August 31,  2005.  ORIG will pay the interest  rate  described in
     Revolving  Credit  Note A for  any  outstanding  balance  owing  under  the revolving  line of credit  if,  and only if,  the  outstanding  balance  is
     $2,000,000  or less. If the  outstanding  balance owing under the revolving line of credit is greater than  $2,000,000  but less than  $4,000,000,  the entire  balance  will be evidenced by and subject to the terms of Revolving
     Credit Note B described below.

o    Revolving  Credit Note B bears  interest at the prime rate, as announced by the Bank of  Louisville  from  time to time,  plus .50% per year for a term ending on August 31,  2005.  ORIG will pay the interest  rate  described in
     Revolving  Credit  Note B for  any  outstanding  balance  owing  under  the revolving  line of credit  if,  and only if,  the  outstanding  balance  is greater  than  $2,000,000  but less  than  $4,000,000.  If the  outstanding
     balance  owing  under  the  revolving   line  of  credit  is  greater  than
     $4,000,000,  the entire  balance  will be  evidenced  by and subject to the terms of Revolving Credit Note C described below.

o    Revolving  Credit Note C bears  interest at the prime rate, as announced by the  Bank of  Louisville  from  time to  time,  plus 1% per year for a term ending on August 31,  2005.  ORIG will pay the interest  rate  described in
     Revolving Credit Note C for any outstanding balance

                                       19

     owing under the revolving  line of credit if, and only if, the  outstanding balance is greater than $4,000,000.

     The line of credit from the Bank of Louisville is secured by:

o    Interests  of the  Partnership  which are  currently  held or  subsequently acquired by ORIG,  including any distributions  which the Partnership makes to ORIG with respect to the Interests and any proceeds from the sale of the
     Interests held by ORIG;

o    limited   partnership   interests  in  partnerships   affiliated  with  the
     Partnership  which are  currently  held or  subsequently  acquired by ORIG, including  any  distributions  which  the  partnerships  make to ORIG  with respect to the interests held by ORIG and any proceeds from the sale of the interests held by ORIG; and

o    the personal guaranties of Mr. Nichols and Mr. Lavin of all indebtedness of
     ORIG with respect to the Bank of Louisville  under the  $6,000,000  line of credit pursuant to two separate Guaranty Agreements,  each dated August 15,
     2000 among the Bank of  Louisville  and each of Mr.  Nichols and Mr. Lavin.
     Mr.  Nichols and Mr. Lavin are jointly and  severally  liable under each of their respective Guaranty Agreements.

     Under the terms of the Loan Agreement,  ORIG will repay the proceeds of the revolving line of credit as follows:

o    On September 1, 2000, ORIG began making consecutive monthly payments of all accrued and unpaid interest on the outstanding principal balance.

o    The entire outstanding  principal balance owing under the revolving line of credit is due and payable on August 31,  2005.  ORIG  intends to make these payments  using  funds from cash  distributions  from the  Partnership  and affiliated  partnerships  and  from  capital  contributions  to ORIG by Mr.
     Nichols  and Mr.  Lavin  pursuant  to the terms of a  Capital  Contribution
     Agreement  dated as of January 20, 1999 by and between Mr.  Nichols and Mr.
     Lavin

     In addition to using the proceeds of the  revolving  line of credit to fund the  purchase of  Interests  and ORIG's  proportionate  share of expenses of the
Offer,  Mr. Nichols and Mr. Lavin may fund the purchase of Interests by ORIG and
ORIG's   proportionate   share  of  the  expenses  of  the  Offer  from  capital
contributions  by Mr. Nichols and Mr. Lavin pursuant to the terms of the Capital
Contribution Agreement referenced above.

                                       20

     Section 10. Certain Information About the Partnership

     The  Partnership  was  formed in June,  1982 under the laws of the State of
Georgia.  NTS-  Properties  Associates,  a Georgia limited  partnership,  is the
Partnership's  General  Partner.  Mr. Nichols is the managing general partner of
NTS-Properties  Associates.  NTS Capital  Corporation  is the corporate  general partner of NTS-Properties  Associates.  NTS Capital Corporation is controlled by
Mr. Nichols, its Chairman of the Board and Mr. Brian F. Lavin, its President and
Chief Operating Officer.

     The Partnership's  net income or loss and cash  distributions are allocated according  to the terms of the  Partnership  Agreement.  Under  the  Partnership
Agreement,  the General  Partner is entitled to receive cash  distributions  and allocations of profits and losses from the Partnership.  Generally,  the General
Partner  is  entitled  to a 10%  non-cumulative  annual  return  on its  capital contributions  from the cash income of the Partnership  (after payment of a like amount to the limited partners). When and if limited partners have received cash distributions  from all sources equal to their original  capital  contributions, the Partnership's  cash flow will be distributed 52% to the limited partners and
48% to the General Partner. In no event,  however,  will the portion of any item of Partnership income,  gain, loss, deduction or credit allocated to the General
Partner be less than 1%.

     The Partnership owns the following properties:

o    Peachtree  Corporate  Center,  a business park with  approximately  191,357 rentable square feet located in Norcross,  Georgia, a suburb of Atlanta. As of March 31, 2001, the Peachtree Center was 82% occupied.

o    NTS Center,  an office complex with  approximately  115,014 rentable square feet located in  Jeffersontown,  Kentucky,  a suburb of  Louisville.  As of
     March 31, 2001, NTS Center was 93% occupied.

o    Plainview Center ("Plainview Center"), an office complex with approximately
     89,632 rentable square feet located in Jeffersontown, Kentucky. As of March
     31, 2001, Plainview Center was 70% occupied.

     Aetna Life Insurance Partnership  ("Aetna"),  previously the largest tenant of Plainview Center, vacated 52,000 square feet on September 30, 1998 and 11,000 square feet on March 31, 1999.  As a result,  the  occupancy  level of Plainview
Center declined from 86% in 1997 to 35% in 1998.  Occupancy  levels increased to
48% in 1999, and on July 17, 2000, a current tenant of Plainview Center signed a lease  expanding its space by  approximately  19,000 square feet. This expansion took place on November 15, 2000 and increased  the occupancy  level at Plainview
Center to 67%. However, even if Plainview Center becomes fully leased, which the
Partnership  does not  expect to happen for a long  period of time,  substantial funds,  currently  estimated to be at least $365,000,  will likely be needed for leasing expenses, especially those needed to refinish space for

                                       21

new tenants.  Moreover,  there can be no assurance  that all of the vacant space will be released in a timely  manner on terms and  conditions  acceptable to the
Partnership, if at all.

     In the next 12  months,  the  General  Partner  expects  the  Partnership's liquidity  to  decrease  as a result of future  leasing  activity  at  Plainview
Center,  roof replacements at Peachtree Corporate Center and tenant improvements at NTS Center. As of March 31, 2001, the Partnership had no material commitments for  tenant  finish  improvements.  The  General  Partner  intends to offset the
Partnership's  reduced  future  liquidity  through  funds  from  operations  and additional borrowings secured by the Partnership's properties.

     As of March 31, 2001, the Partnership's  Plainview Center was encumbered by a mortgage payable to a bank, the outstanding balance of which was approximately
$2,784,023.  The loan is a variable interest rate loan with a rate of Prime less
 .25%.  The rate of Interest as of March 31, 2001 was 8.25% and the loan  matures on March 1, 2002.

     As of March 31, 2001,  the  Partnership's  NTS Center was  encumbered  by a mortgage payable to an insurance company,  the outstanding  balance of which was approximately  $6,118,981.  The loan bears interest at a fixed rate of 6.89% and matures on April 10, 2015.

     The Partnership's ratio of earnings to fixed charges was 1.97 for the three months  ended  March 31,  2001.  The  Partnership's  ratio of  earnings to fixed charges was .53 for the year ended December 31, 2000. The Partnership's ratio of earnings to fixed charges was -.33 for the year ended December 31, 1999.

     For  more  detailed  financial  information  about  the  Partnership,   see
"Appendix A: The Partnership's  Financial  Statements Giving Pro Forma Effect of
the Offer".

     Section 11. Certain Transactions with Affiliates.

     NTS Development  Company, an affiliate of the General Partner,  directs the management of the Partnership's  properties pursuant to a written agreement (the
"Management  Agreement")  between NTS Development  Company and the  Partnership.
Under the Management  Agreement,  NTS  Development  Company  establishes  rental policies and rates and directs the marketing activity of leasing  personnel.  It also  coordinates the purchase of equipment and supplies,  maintenance  activity and the selection of all vendors, suppliers and independent contractors.

     Under  the  Management  Agreement,   the  Partnership  agreed  to  pay  NTS
Development  Company  a  management  fee  equal  to 5% of  gross  revenues  from
Partnership  properties.  Also under the Management  Agreement,  the Partnership agreed to pay NTS Development Company a repair and maintenance fee equal to 5.9%
of costs incurred which relate to capital improvements. The Partnership paid NTS
Development Company the following fees for the three months ended March 31, 2001 and for the year ended  December 31, 2000.  Some of these  charges are accounted for on the  Partnership's  books  as  operating  expenses  or  professional  and administrative  expenses,  and some have been  capitalized as other assets or as land, buildings and amenities.

                                       22

                                    Three Months                  Year
                                           Ended                 Ended
                                        03/31/01              12/31/00
                                        --------              --------
Property
Management Fee                           $45,468              $169,549

Repair and
Maintenance Fee                            9,506                34,762
                                           -----                ------
                                         $54,974              $204,311
                                         =======              ========

     The  Management  Agreement  also requires the  Partnership  to purchase all insurance relating to the managed  properties,  to pay the direct  out-of-pocket expenses of NTS  Development  Company in  connection  with the  operation of the properties,  including the cost of goods and materials used for and on behalf of the  Partnership,  and to reimburse  NTS  Development  Company for the salaries, commissions,  fringe  benefits,  and  related  employment  expenses  of  on-site personnel.

     The  Partnership  paid NTS  Development  Company the following  amounts for expenses,  in addition to the fees  described in the  preceding  table,  for the three months ended March 31, 2001 and for the year ended December 31, 2000. Some of these  charges are  accounted  for on the  Partnership's  books as  operating expenses  or  professional  and  administrative  expenses,  and some  have  been capitalized as other assets or as land, buildings and amenities.

                                           Three
                                          Months                  Year
                                           Ended                 Ended
                                        03/31/01              12/31/00
                                        --------              --------
Leasing                                 $ 18,235              $133,598

Administrative                             7,425                29,700

Property
Management Costs                          70,913               204,586

Other                                      1,500                 9,242
                                           -----                 -----
                                         $98,073              $377,126
                                         =======              ========

     The initial term of the  Management  Agreement was five years.  Thereafter, the agreement  continues for succeeding  one-year  periods,  unless  canceled by either party upon sixty days written notice. As of June 25, 2001, the Management
Agreement is still in effect.

                                       23

     Purchases of Equity  Interests from Richard L. Good. In connection with the retirement  of  Richard  L.  Good,  the  former  Vice  Chairman  of NTS  Capital
Corporation, and under an agreement dated as of January 1, 1999 (the "Retirement
Agreement"),  JDN Financial Holdings,  LLC, a Delaware limited liability company owned by J.D.  Nichols,  acquired  the equity  interests  of Mr. Good in various
entities   affiliated   with  the   Partnership,   including  NTS   Corporation,
NTS-Properties Associates VII, NTS-Properties VI Associates, NTS-Properties Plus
Associates,  and  interests  in  private  limited  partnerships  with  ownership interests in real estate.  JDN Financial  Holdings did not purchase Interests in connection  with the  Retirement  Agreement.  In  consideration  for his  equity
interests  in  the   foregoing   entities,   Mr.  Good   received  (i)  monetary
consideration  equal to his  salary  and bonus in the  amount  of  approximately
$529,000,  (ii)  various  promissory  notes in the net  amount of  approximately
$1,600,000,  payable  monthly  through  February 29, 2012 at an interest rate of
5.09% per annum,  and (iii)  equity  interests  in real and  personal  property, including 50% of the equity interest in National  Aquatics,  Inc. and 70% of the equity interest in NTS/Sabal Office Limited Partnership.

     Distributions,  Returns of Capital and Capital  Contributions.  On December
21, 2000, Mr. Nichols  received a total of  $10,874,010  in  distributions  from various private partnerships  affiliated with the Partnership.  On the same date he used these and other funds to make capital contributions totaling $11,720,760 to various private  partnerships and other private entities  affiliated with the
Partnership.  Also on December 21, 2000, Mr. Lavin  received a  distribution  of
$50,000  from a private  partnership  affiliated  with the  Partnership  and NTS
Capital  Corporation  received  distributions  totaling  $695,905  from  various private  partnerships  affiliated with the  Partnership.  On this date Mr. Lavin contributed  $50,000 to NTS Financial  Partnership  and NTS Capital  Corporation
contributed  $695,905 to various private  partnership and other private entities affiliated  with  the  Partnership.  In  addition  to the  above  distributions, entities and individuals  affiliated with the Partnership received distributions totaling  $2,784,215  on December  21, 2000 from  various  private  partnerships affiliated with the Partnership.  On this date various  individuals and entities also  made  capital  contributions,  in  addition  to the  contributions  of Mr.
Nichols,  Mr.  Lavin  and NTS  Capital  Corporation  described  above,  totaling
$1,937,465,   to  various  private   partnerships  and  other  private  entities
affiliated with the Partnership.

     In the past two years, Mr. Nichols has received returns of capital totaling
$4,746,321  from NTS  Financial  consisting  of: (i)  $144,000 of  undistributed profits of affiliates of NTS Financial;  and (ii) $4,602,321 from NTS Financial,
$1,165,226  of which Mr.  Nichols used to pay taxes and  $3,453,656 of which Mr.
Nichols used to make capital  contributions to ORIG to purchase Interests in the
Partnership,   to  purchase  limited   partnership   interests  in  partnerships
affiliated with the Partnership and to pay third-party  obligations.  During the past two years Mr. Nichols made capital  contributions to NTS Financial totaling
$3,629,499,   consisting  of  $923,739  of  personal  funds  and  $2,705,760  of distributions  from private  affiliates  of NTS  Financial.  The  $2,705,760  in capital  contributions  is included in the $11,720,760 of capital  contributions made by Mr. Nichols to various private entities  affiliated with the Partnership described in the previous paragraph.  During the past two years Mr. Nichols made capital  contributions to ORIG totaling $3,944,395 consisting of $630,403 of his personal  funds and  $3,313,992 of cash received from NTS Financial and received returns of capital from ORIG totaling $490,739.

                                       24

     In the past two years,  Mr.  Lavin has  borrowed  money from NTS  Financial totaling  $282,366  which was used to make capital  contributions  to ORIG.  Mr.
Lavin has made capital  contributions  to ORIG totaling  $503,945  consisting of
$225,000  of his  personal  funds  and  $278,945  in  funds  borrowed  from  NTS
Financial.  Mr. Lavin  received a return of capital from ORIG  totaling  $70,073 which he used to repay the loans from NTS Financial.  As of July 2001, Mr. Lavin has repaid $120,073 of the loans from NTS Financial.

     Personal  Guaranties.  Since January 1, 1998,  Mr.  Nichols has  personally guaranteed various loans made to various publicly and privately-held  affiliates of the Partnership.  As of March 31, 2001, Mr. Nichols had outstanding  personal guaranties totaling  approximately  $27,198,000.  Mr. Nichols has guaranteed the payment  of  approximately  $215,000  of notes  payable of NTS  Corporation  and approximately  $17,700,000  of loans of various  affiliates.  Mr.  Nichols  also guaranteed,  as an indemnitor,  that the conditions of certain surety bonds will be met. The  outstanding  commitments of the surety bonds totaled  $3,283,000 at
December 31, 2000. In December,  1999, Mr. Nichols and Mr. Lavin each personally guaranteed  a $2,000,000  loan to ORIG from  Community  Trust Bank,  N.A. in the following amounts: (1) Mr. Nichols guaranteed 75% of all indebtedness of ORIG or
$1,500,000,  whichever  is  less;  and  (2)  Mr.  Lavin  guaranteed  25%  of all indebtedness of ORIG or $500,000,  whichever is less. This loan was repaid using the  proceeds  of the  $6,000,000  loan  to ORIG  from  the  Bank of  Louisville described in Section 9 of this Offer to Purchase. Mr. Nichols and Mr. Lavin each personally  guaranteed up to $6,000,000 of the  obligations  under the loan from the Bank of Louisville, for which each of them is jointly and severally liable.

     In  addition  to the  guaranties  described  above,  on March 31,  1989 NTS
Guaranty  Corporation,  owned  100%  by  Mr.  Nichols  and an  affiliate  of the
Partnership,  guaranteed certain  obligations of NTS Mortgage Income Fund, which is also an affiliate of the  Partnership.  On September  20, 1988,  Mr.  Nichols
issued a $10,000,000 demand note to NTS Guaranty Corporation,  which may be used to satisfy the guaranty.  The obligations of NTS Guaranty  Corporation under the guaranty are expressly  limited to the assets of NTS Guaranty  Corporation,  its ability to draw upon the  $10,000,000  demand note and Mr.  Nichols'  ability to answer a demand under the note.

     Previous Tender Offers. During the past two years, ORIG has participated in joint tender offers with:  (i) the  Partnership  to purchase  Interests and (ii)
limited  partnerships  that are  affiliates of the  Partnership  to purchase the limited partnership  interests of those  partnerships.  The following table sets forth the results of these tender offers:

                                                                                          Limited
                                                                                        Partnership           Limited
                                                                                         Interests          Partnership
                                                         Price          Total         Purchased by the       Interests
                                                          per         Interests           Subject            Purchased
       Purchase Date          Subject Partnership      Interest       Purchased         Partnership           by ORIG
       -------------          -------------------      ---------      ---------         -----------           -------
December 31, 1998           The Partnership             $250               729            500                   229

                                       25

                                                                                          Limited
                                                                                        Partnership           Limited
                                                                                         Interests          Partnership
                                                         Price          Total         Purchased by the       Interests
                                                          per         Interests           Subject            Purchased
       Purchase Date          Subject Partnership      Interest       Purchased         Partnership           by ORIG
       -------------          -------------------      ---------      ---------         -----------           -------
December 8, 1999            The Partnership             $250               938             500                  438
December 20, 2000           The Partnership             $250             1,094             100                  994
February 19, 1999           NTS-Properties IV           $205             1,259             600                  659
December 8, 1999            NTS-Properties IV           $205             2,245             500                1,745
December 22, 2000           NTS-Properties IV           $230*            3,092             100                2,992
February 5, 1999            NTS-Properties V            $205             2,458             600                1,858
December 31, 1999           NTS-Properties V            $230**           1,196             250                  946
December 22, 2000           NTS-Properties V            $230             2,710             100                2,610
January 18, 1999            NTS-Properties VI           $350             2,103             750                1,353
September 30, 1999          NTS-Properties VI           $370             2,801             500                2,301
December 23, 1999           NTS-Properties VI           $380             1,085             250                  835
August 15, 2000             NTS-Properties VI           $380             3,685             100                3,585
March 6, 1999               NTS-Properties VII,           $6            25,794          10,000               15,794
                            Ltd.
December 15, 1999           NTS-Properties VII,           $6            41,652          10,000               31,652
                            Ltd.
August 15, 2000             NTS-Properties VII,           $6            39,220           2,500               36,720
                            Ltd.
August 14, 2001             NTS-Properties VII,           $6         Offer open***      Offer open***       Offer open***
                            Ltd.

*The original  offering  price was $205 per Interest which was increased to $230 per interest on December 1, 2000.
** The original offering price was $215 per interest which was increased to $230 per interest on December 20, 1999.
***The offer began on May 14, 2001 and is scheduled to end on August 14, 2001.

     In addition to the above joint tender  offers:  (i) on September  30, 1999,
NTS-Properties V purchased 2,523 limited partnership interests in NTS-Properties
V from limited  partners for $205 per interest  pursuant to an offer to purchase interests,  and  (ii) on  April  30,  2001  ORIG  purchased  211,214.25  limited partnership  interests in  NTS-Properties  Plus Ltd.  from limited  partners for
$1.30 per interest pursuant to an offer to purchase interests.

                                       26

     Purchases  Outside Tender Offers.  The  Partnership's  affiliates,  BKK and
Ocean Ridge,  have purchased  Interests  from time to time.  Mr.  Nichols' wife,
Barbara Nichols,  is the sole limited partner of Ocean Ridge. BKK is the general partner of Ocean Ridge.  Since March,  1995,  BKK and Ocean Ridge have purchased
546  Interests at prices  ranging from $150 to $250 per  Interest.  All of these
Interests are currently owned by Ocean Ridge. Mr. Nichols and Mr. Lavin disclaim beneficial  ownership of each of these Interests.  The General Partner owns five
Interests.  Mr. Nichols and Mr. Lavin disclaim  beneficial  ownership of each of these Interests.

     ORIG purchased  Interests in the  Partnership  and also  purchased  limited partnership  interests in limited  partnerships  affiliated with the Partnership pursuant to an Agreement,  Bill of Sale and Assignment  dated February 10, 2000, by and  among  ORIG and  four  investors  in the  Partnership  and  partnerships affiliated with the  Partnership  for a total purchase price of $900,000.  Under the agreement,  ORIG purchased a total of 135 limited  partnership  interests in the Partnership  from two investors for total  consideration  of $38,676,  or an average  price  of  $286.49  per  interest.  ORIG  purchased  Interests  in  the
Partnership  and  also  purchased  limited  partnership   interests  in  limited
partnerships  affiliated  with  the  Partnership  on  April  30,  2001  from two investors who are  affiliated  with each other,  for a total  purchase  price of
$120,752.  ORIG  purchased a total of 14 Interests in the  Partnership  from the investors for total  consideration  of $3,780,  or a price of $270 per interest.
With regard to ORIG's  purchases in February 2000 and April 2001,  ORIG paid the investors a premium  above the  purchase  price  previously  offered for limited partnership  interests in prior tender offers because this purchase allowed ORIG to  purchase a  substantial  number of  limited  partnership  interests  without incurring the significant expenses involved with a tender offer.

     Section 12. Certain Federal Income Tax Consequences.

     Certain Federal Income Tax  Consequences  of the Offer.  The following is a general summary,  under currently  applicable law, of certain federal income tax considerations  generally  applicable  to the sale of Interests  pursuant to the
Offer. This summary is for general information only. The actual tax treatment of a tender of Interests may vary depending upon your  particular  situation.  Some limited partners, including, but not limited to, insurance companies, tax-exempt entities,  financial institutions or broker/dealers,  foreign corporations,  and persons who are not citizens or residents of the United  States,  may be subject to special rules not discussed below. In addition,  the summary does not address the federal income tax consequences to all categories of Interest  holders,  nor does it address the federal income tax  consequences to limited  partners who do not hold the Interests as "capital  assets," as defined by the Internal  Revenue
Code of 1986,  as amended  (the  "Code").  No ruling from the  Internal  Revenue
Service  ("IRS")  will  be  sought  with  respect  to  the  federal  income  tax consequences discussed herein; thus, there can be no assurance that the IRS will agree with this  discussion.  We urge you to consult your own tax advisors as to the particular tax  consequences  of a tender of your Interests  pursuant to the
Offer,  including the applicability and effect of any state,  local,  foreign or other tax laws,  any recent  changes  in  applicable  tax laws and any  proposed legislation.  The following  information  is intended as a general  statement of certain  tax  considerations,  and you  should  not  treat  this as legal or tax advice.

                                       27

     Sale of Interests  Pursuant to the Offer. The receipt of cash for Interests pursuant  to the Offer  will be a taxable  transaction  for  federal  income tax purposes and may also be a taxable transaction under applicable state, local and other laws.  The  purchase of  Interests  pursuant to the Offer will be deemed a sale of the  Interests by limited  partners who tender their  Interests.  If you tender  in the  Offer,  the  payment  for  your  Interests  will be in  complete liquidation of that portion of your ownership in the Partnership  represented by the  purchased  Interests.  You or any other  recipient of such payments will be taxed to the extent of any gain  recognized  in  connection  with such sale.  In general,  and subject to the  recapture  rules of the  Internal  Revenue Code of
1986, as amended,  Section 751 discussed below, if you tender you will recognize capital  gain or loss at the time  your  Interests  are  purchased  by us to the extent  that  the  sum  of the  cash  distributed  to you  plus  your  share  of
Partnership  liabilities exceeds your adjusted basis in the purchased Interests.
Upon the sale of your  Interests  pursuant  to the Offer,  you will be deemed to have  received  money in the form of any cash  payments to you and to the extent you are relieved from your proportionate  share of Partnership  liabilities,  if any, to which the Partnership's assets are subject. You will thus be required to recognize  gain  upon  the  sale of your  Interests  if the  amount  of cash you received,  plus the amount you are deemed to have  received as a result of being relieved  of your  proportionate  share of  Partnership  liabilities  (if  any), exceeds your adjusted basis in the purchased Interests. The income taxes payable upon the sale must be determined by you on the basis of your own  particular tax circumstances.

     The adjusted  basis of your  Interests is  calculated by your initial basis and making  certain  additions  and  subtractions  to your initial  basis.  Your initial  basis is the amount  paid for an Interest  ($1,000 per  Interest if you purchased in the initial offering),  increased by your share of liabilities,  if any,  to  which  the  Partnership's  assets  are  subject  and by the  share  of
Partnership  taxable  income,  capital gains and other income items allocated to you. Basis is generally reduced by cash  distributions,  decreases in your share of liabilities and the share of Partnership losses allocated to each Interest.

     If you tender Interests in the Offer you will be allocated a pro rata share of the  Partnership's  taxable  income  or loss for  2000  with  respect  to the
Interests sold in accordance  with the provisions of the  Partnership  Agreement concerning transfers of Interests. This allocation will affect your adjusted tax basis in your Interests and, therefore,  the amount of your taxable gain or loss upon a sale of Interests pursuant to this Offer.

     In determining the tax  consequences  of accepting the Offer,  our payments for  Interests  will be deemed to be equal to the $285 cash payment per Interest plus a pro rata share of the Partnership's  liabilities (together,  the "Selling
Price")  which as of March 31, 2001 equaled  $702.41 per  Interest.  The taxable gain  or loss  to be  incurred  as a  consequence  of  accepting  the  Offer  is determined by subtracting the adjusted basis of the purchased  Interest from the
Selling Price.

     A taxable gain, if any, on the  disposition  of Interests must be allocated between ordinary income,  unrecaptured  Section 1250 gain and long-term  capital gain.  You will realize long term capital gain or loss on such sale, if: (1) you are not a "dealer" in securities; (2) you have held the

                                       28

Interests  for longer than twelve (12) months;  and (3) the  Partnership  has no
Section  751 assets.  To the extent  that a portion of the gain  realized on the sale of an Interest  is  attributable  to Section 751 assets you will  recognize ordinary income, and not a capital gain, upon the sale of the Interest.  Section
751 assets  consist of  "unrealized  receivables"  and  "inventory  items of the
Partnership which have appreciated substantially in value." For purposes of Code
Section  751,  certain  depreciation   deductions  claimed  by  the  Partnership
(generally,  depreciation deductions in excess of straight-line  depreciation in the case of real property and all allowable  depreciation to date in the case of other property) constitute "unrealized receivables." Thus, the gain, if any, you recognize  if you sell  Interests  will be  ordinary  income in an amount not to exceed  your  share  of  the  Partnership's  depreciation  deductions  that  are
"unrealized  receivables." It is unclear whether,  for Interests held for twelve months or longer, with respect to real property, the amount of gain attributable to depreciation  not taxed as ordinary  income is taxed as unrecaptured  Section
1250 gain or long-term capital gain. Furthermore, if the Partnership were deemed to be a "dealer" in real estate for federal  income tax  purposes,  the property held by the Partnership  might be treated as "inventory items of the Partnership which have appreciated substantially in value" for purposes of Code Section 751, and if you tender Interests you would recognize  ordinary  income,  in an amount equal to your  share of the  appreciation  in  value of the  Partnership's  real estate  inventory.  The General  Partner  does not believe it has  operated  the
Partnership's business in a manner as to make the Partnership a "dealer" for tax purposes.

     Ordinary  income  recognized  in 2000 is taxed at a stated  maximum rate of
39.6% for federal income tax purposes. In the case of real property,  the amount of gain  not  taxed as  ordinary  income  attributable  to  depreciation,  i.e., unrecaptured  Section 1250 gain,  is taxed at a maximum rate of 25%. Net capital gains are taxed for federal  income tax purposes at a stated maximum rate of 20%
for gain from  property  held longer than twelve (12)  months,  i.e.,  long-term capital gain.  The tax rates may actually be somewhat  higher,  depending on the taxpayer's  personal  exemptions and amount of adjusted gross income.  A taxable loss, if any, on the  disposition  of Interests  will be recognized as a capital loss for  federal  income  tax  purposes  for  limited  partners  who hold their
Interests as capital assets.

     Back-up  Withholding.  To prevent  back-up  federal income tax  withholding equal to 31% of the payments  made pursuant to the Offer,  each limited  partner
(except a foreign limited partner) who does not otherwise establish an exemption from such  withholding  must notify the  Partnership  of his, her or its correct taxpayer  identification  number (or  certify  that such  taxpayer is awaiting a taxpayer  identification  number)  and  provide  certain  other  information  by completing a Substitute Form W-9 to the  Partnership.  For your  convenience,  a
Substitute  Form W-9 is  enclosed  with this  Offer to  Purchase.  Some  limited partners,  including  corporations,  may not be subject to the  withholding  and reporting requirements.

     Section 13. Transactions and Arrangements Concerning Interests.  Based upon the Partnership's and ORIG's records and information provided to the Partnership by the  General  Partner and  affiliates  of the  General  Partner,  neither the
Partnership,  General  Partner,  ORIG  nor,  to the  best  of the  Partnership's knowledge, any controlling person of the Partnership, the General Partner, or

                                       29

ORIG, has effected any  transactions in the Interests  during the sixty business days prior to the date hereof except as follows:

          ORIG purchased Interests in the Partnership and also purchased limited
     partnership   interests  in  limited   partnerships   affiliated  with  the
     Partnership  in April 2001.  ORIG  purchased  29 Interests in April 2001 at prices of $250 and $270 per Interest.

     Section 14.  Extensions of Tender  Period;  Terminations;  Amendments.  The
Partnership has, or, if the Offer is oversubscribed,  ORIG has, the right at any time and from time to time on or  before  the  Expiration  Date,  to extend  the period of time  during  which the  Offer is open by giving  each of you  written notice of the  extension.  If there is any extension,  all Interests  previously tendered and not purchased or withdrawn will remain subject to the Offer and may be purchased by us, except to the extent that such Interests may be withdrawn as set forth in Section 4 of this Offer to Purchase.

     If the Offer is  oversubscribed,  we have the right to purchase  additional
Interests.  If either of us decides,  in our sole  discretion,  to increase  the amount of  Interests  being  sought  and,  at the time  that the  notice of such increase is first published, sent or given to holders of Interests, the Offer is scheduled to expire within ten business  days of the notice,  so that it is open for ten business days from the date of the notice.

     For  purposes  of the Offer,  a  "business  day" means any day other than a
Saturday,  Sunday or federal  holiday and consists of the time period from 12:01
a.m.  through 12:00 Midnight,  Eastern  Standard Time. We have the right: (i) to terminate the Offer and not to purchase or pay for any Interests not  previously purchased or paid for upon the occurrence of any of the conditions  specified in
Section  6 of this  Offer to  Purchase  by  giving  you  written  notice  of the termination and making a public announcement of the termination;  or (ii) at any time and from time to time before the Expiration Date, to amend the Offer in any respect.  All  extensions,  delays in payment or amendments  will be followed by public announcements,  which in the case of an extension will be issued no later than  9:00  a.m.  Eastern  Standard  Time,  on the next  business  day after the previously  scheduled  Expiration Date.  Without limiting the manner in which we may choose to make any public  announcement,  except as provided  by  applicable law, including Rule 13e-4(e)(2) under the Exchange Act, we have no obligation to publish, advertise or otherwise communicate any public announcement,  other than by issuing a release to the Dow Jones News Service.

     Section 15. Fees and Expenses.  We may pay a fee to "soliciting dealers" in connection  with the Offer.  "Soliciting  dealers"  will  include the  following entities: brokers or dealers who are members of any national securities exchange or of the  National  Association  of  Securities  Dealers,  or  banks  or  trust companies,  if  they  have  customers  who  hold  Interests.  If we pay a fee to soliciting  dealers we expect to pay a flat fee, in an amount  which has not yet been determined,  for each customer of a soliciting  dealer who holds Interests.
The total amount of any  soliciting  dealers' fees paid in  connection  with the
Offer will be apportioned among us based on the number of Interests purchased by each of us, as described in Section 9, "Source and Amount of Funds."

                                       30

     If  we  pay a  soliciting  dealers'  fee,  in  consideration  for  the  fee soliciting dealers will forward the Offer and accompanying  materials to limited partners  who are  customers  of  theirs,  and make  telephone  calls to limited partners  regarding the offer.  Soliciting dealers would not be required to make any  recommendation to limited partners  regarding whether they should tender or refrain from tendering  Interests in the Offer. Any soliciting  dealer fee would not be payable to dealers with regard to any Interests beneficially owned by the dealer,  or if the  soliciting  dealer is required to transfer any amount of the fee to a limited  partner.  No soliciting  dealer will be considered an agent of ours for purposes of the Offer. Whether or not we pay a soliciting dealer's fee, we will reimburse  brokers,  dealers,  commercial  banks and trust companies for customary  handling and mailing  expenses  incurred in  forwarding  the Offer to their customers.

     We will bear the costs of printing  and mailing the  offering  materials to the limited  partners.  Officers and directors of NTS Capital  Corporation,  the corporate general partner of the Partnership's  general partner, or employees of entities  affiliated with us or the General Partner may solicit limited partners to tender  their  Interests in the Offer by  telephone,  facsimile or in person.
None of these  individuals  will  receive  additional  compensation  for  making solicitations,  but we may reimburse them for out-of-pocket  expenses associated with the solicitations.

     Section 16. Address; Miscellaneous.

     Address. All executed copies of the Letter of Transmittal,  Substitute Form
W-9 and the Certificate(s) of Ownership for the Interests being tendered (or the
Affidavit) must be sent via mail or overnight courier service to the address set forth below.  Manually signed facsimile copies of the Letter of Transmittal will
not  be  accepted.   The  Letter  of   Transmittal,   Substitute  Form  W-9  and
Certificate(s)  of Ownership for the Interests being tendered (or the Affidavit)
should be sent or  delivered  by you or your broker,  dealer,  commercial  bank, trust company or other nominee as follows:

                  By Mail, Hand Delivery or Overnight Mail/Express:
                  NTS Investor Services
                  c/o Gemisys
                  7103 S. Revere Parkway
                  Englewood, CO 80112

     Any questions,  requests for assistance,  or requests for additional copies of this Offer to  Purchase,  the Letter of  Transmittal  or any other  documents relating to this Offer also may be directed to NTS Investor Services c/o Gemisys at the  above-listed  address  or at (800)  387-7454  or by  facsimile  at (303)
705-6171.

     Miscellaneous. The Offer is not being made to, nor will tenders be accepted from,  limited  partners  residing in any jurisdiction in which the Offer or its acceptance  would  not  comply  with  the  securities  or Blue  Sky laws of such jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant  to the  Offer  would  not be in  compliance  with  the  laws  of  that
jurisdiction.   We  reserve  the  right  to  exclude  limited  partners  in  any jurisdiction in which it is asserted that the Offer

                                       31

cannot  lawfully  be made.  We  believe  such  exclusion  is  permissible  under applicable  laws and  regulations,  provided that we make a good faith effort to comply with any state law deemed applicable to the Offer.

     We have filed a Tender Offer Statement under sections 14(d)(1) and 13(e)(1)
of the Exchange Act on Schedule TO with the Securities  and Exchange  Commission which includes  information  relating to the Offer summarized herein.  Copies of these statements may be obtained from the Partnership by contacting NTS Investor
Services  c/o Gemisys at the address and phone  number set forth in this Section
16 of this  Offer  to  Purchase  or from  the  public  reference  office  of the
Securities and Exchange  Commission at Judiciary Plaza, 450 Fifth Street,  N.W.,
Washington  D.C.  20549.  The Commission also maintains a site on the World Wide
Web at  http://www.sec.gov  that contains  reports  electronically  filed by the
Partnership with the Commission.

                                            NTS-Properties III
                                            ORIG, LLC

June 25, 2001

                                       32

                                  Appendix A
                  The Partnership's Financial Statements Giving
                        Pro Forma Effect of the Offer

     The  Partnership's  financial  statements  for the years ended December 31,
1999 and  December  31,  2000 and the three  months  ended  March  31,  2001 are incorporated  herein by reference.  These financial  statements are contained in the Partnership's Annual Reports on Form 10- K and Quarterly Report on Form 10-Q
filed with the  Securities  and Exchange  Commission  pursuant to the Securities
Exchange  Act  of  1934.   The  Annual  and  Quarterly   Reports   contain  more
comprehensive  financial  information than the information contained herein. The following unaudited pro forma balance sheets and statements of operations of the
Partnership  are  presented  to give  effect  of the  Offer as if it were  fully subscribed  and  completed as of March 31, 2001 and  December 31, 2000.  The pro
forma financial statements contain certain financial  information for the fiscal year ended December 31, 2000 extracted or derived from the Partnership's  Annual
Report on Form 10-K and certain  financial  information  for the  quarter  ended
March 31, 2001 extracted or derived from the  Partnership's  Quarterly Report on
Form 10-Q. The  information  extracted from the Annual and Quarterly  Reports is qualified  in its  entirety  by  reference  to the  reports  and  the  financial statements,  including  the notes,  contained  in the reports.  The  information presented in the pro forma financial  statements is based on certain assumptions made by the  Partnership  in its good  faith  judgment,  such as the  amount  of expenses it will incur in  administering  the Offer.  These  unaudited pro forma statements  are not  necessarily  indicative  of what the  Partnership's  actual financial  condition would have been for the year ended December 31, 2000 or the quarter  ended  March 31,  2001,  nor do they  purport to  represent  the future financial position of the Partnership.

                                       A-1

                               NTS-PROPERTIES III
                               ------------------

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                                                                                                                 Tender
                                                                                          Tender                Proforma
                                              Actual                Actual               Proforma                As of
                                               As of                 As of                As of               December 31,
                                          March 31, 2001         December 31,         March 31, 2001              2000
                                            (UNAUDITED)              2000              (UNAUDITED)            (UNAUDITED)
                                         -----------------    -------------------   ------------------    --------------------

ASSETS
------
Cash and equivalents                     $         367,097    $            45,164   $          337,847      $           15,914
Cash and equivalents - restricted                   25,872                  4,923               25,872                   4,923
Accounts receivable                                541,582                417,500              541,582                 417,500
Land, buildings and amenities, net              10,892,093             11,000,173           10,892,093              11,000,173
Other assets                                       461,830                480,521              461,830                 480,521
                                            --------------      -----------------       --------------          --------------

      TOTAL ASSETS                         $    12,288,474       $     11,948,281     $     12,259,224        $     11,919,031
                                            ==============        ===============      ===============         ===============

LIABILITIES AND PARTNERS' EQUITY
--------------------------------
Mortgages payable                           $    8,903,004       $      8,716,153      $     8,903,004         $     8,716,153
Accounts payable                                   137,654                228,959              137,654                 228,959
Security deposits                                  132,624                136,837              132,624                 136,837
Other liabilities                                  107,154                 21,029              107,154                  21,029
                                          ----------------      -----------------    -----------------        ----------------

     TOTAL LIABILITIES                           9,280,436              9,102,978            9,280,436               9,102,978

COMMITMENTS AND CONTINGENCIES

PARTNERS' EQUITY                                 3,008,038              2,845,303            2,978,788               2,816,053
                                             -------------       ----------------         ------------         ---------------

TOTAL LIABILITIES AND PARTNERS' EQUITY    $     12,288,474       $     11,948,281     $     12,259,224        $     11,919,031
                                          ================       ================     ================        ================

                                       A-2

                               NTS-PROPERTIES III
                               ------------------
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------
                                   (UNAUDITED)

                                                   Actual for              Actual               Tender                Tender
                                                  three months            for the            Proforma for          Proforma for
                                                      ended              year ended          three months         the year ended
                                                    March 31,           December 31,          ended March          December 31,
                                                      2001                  2000               31, 2001                2000
                                                 ----------------    ------------------    -----------------    ------------------
REVENUES
--------
Rental income                                        $    874,123        $    3,165,834         $    874,123           $ 3,165,834
Rental income - affiliated                                 73,834               295,336               73,834               295,336
Interest and other income                                 159,134                18,940              159,134                18,940
                                                    -------------           -----------       --------------            ----------

     TOTAL REVENUES                                     1,107,091             3,480,110            1,107,091             3,480,110
                                                    -------------           -----------       --------------            ----------

EXPENSES
--------

Operating expenses                                        213,857               928,655              213,857               928,655
Operating expenses - affiliated                            98,073               377,126               98,073               377,126
Loss on disposal of assets                                     --                11,230                   --                11,230
Interest expense                                          168,146               650,428              168,146               650,428
Management fees                                            45,468               169,549               45,468               169,549
Real estate taxes                                          54,273               214,954               54,273               214,954
Professional and administrative expenses                   16,294                81,067               16,294                81,067
Tender offer costs                                             --                    --                  750                   750
Professional and administrative expenses -
   affiliated                                              30,045               122,258               30,045               122,258
Depreciation and amortization                             318,201             1,230,690              318,201             1,230,690
                                                    -------------           -----------       --------------            ----------

     TOTAL EXPENSES                                       944,357             3,785,957              945,107             3,786,707
                                                    -------------           -----------       --------------            ----------

Net income (loss)                                  $      162,734        $     (305,847)       $     161,984         $   (306,597)
                                                    =============         =============         ============          =============

Net income (loss) allocated to the
   Limited Partners                               $       178,158        $     (232,483)       $     177,415         $    (233,226)
                                                   ==============         =============         ============          ============

Net income (loss) per Limited
   Partnership Unit                               $         14.06        $      (18.21)        $       14.11         $      (18.41)
                                                   ==============         =============         ============          =============

Weighted average number of Limited
   Partnership Units                                       12,670                12,769               12,570                12,669
                                                    =============        ==============        =============          ============

                                       A-3

                                  Appendix B
                            ORIG's Balance Sheets

     The following are the unaudited  balance sheets of ORIG. The balance sheets contain  certain  financial  information for the period ended March 31, 2001 and the years ended December 31, 2000 and December 31, 1999.

                                       B-1

                                    ORIG, LLC
                                    ---------
                                 BALANCE SHEETS
                                 --------------
                                   (UNAUDITED)

                                                         Actual             Actual               Actual
                                                         As of               As of               As of
                                                       March 31,         December 31,         December 31,
                                                          2001               2000                 1999
                                                  ------------------- ------------------- --------------------

ASSETS
------
Cash and equivalents                                  $         6,851   $           8,583   $            5,574
Investments (Stated at Cost)                                7,764,947           7,538,688            3,092,806
Other assets                                                  419,530             382,162              119,712
                                                       --------------    ----------------    -----------------

      TOTAL ASSETS                                    $     8,191,328   $       7,929,433   $        3,218,092
                                                       ==============    ================    =================

LIABILITIES AND EQUITY
----------------------
Notes payable                                         $     4,713,690   $       4,483,997   $               --
Accrued expense payable                                        36,656              23,889                   --
                                                       ---------------   -----------------   -----------------

     TOTAL LIABILITIES                                      4,750,346           4,507,886                   --

COMMITMENTS AND CONTINGENCIES

EQUITY                                                      3,440,982           3,421,547            3,218,092
                                                       ---------------   -----------------   -----------------

TOTAL LIABILITIES AND  EQUITY                         $     8,191,328   $       7,929,433   $        3,218,092
                                                       ==============    ================    =================

                                       B-2